Exhibit 2.1

CONFIDENTIAL

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CATALENT, INC.

(“Parent Guarantor”),

CATALENT PHARMA SOLUTIONS, INC.

(“Buyer”),

CATALENT HOLDCO I INC.

(“Merger Sub”),

PARAGON BIOSERVICES, INC.

(the “Company”)

AND

PEARL SHAREHOLDER REPRESENTATIVE, LLC

(as “Securityholder Representative”)

April 14, 2019

(continued)

(continued)

(continued)

Exhibits

Exhibit A – Form of Certificate of Merger

Exhibit B – Form of Letter of Transmittal

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 14, 2019, is by and among Catalent Pharma Solutions, Inc., a Delaware corporation (“Buyer”); Catalent Holdco I Inc., a Delaware corporation and wholly owned Subsidiary of Buyer (“Merger Sub”); solely with respect to Section 4.12 (solely with respect to the Equity Financing) and Section 8.19, Catalent, Inc., a Delaware corporation (“Parent Guarantor”); Paragon Bioservices, Inc., a Delaware corporation (the “Company”); and, solely in its capacity as representative of the Company Securityholders, Pearl Shareholder Representative, LLC, a Delaware limited liability company (the “Securityholder Representative”). Buyer, Merger Sub and the Company, and solely with respect to Section 4.12 (solely with respect to the Equity Financing) and as provided in Section 8.19 Parent Guarantor, are sometimes collectively referred to herein as the “Parties”. Any defined term not otherwise defined in a particular section shall have the meaning set forth in Article 9.

WHEREAS, the board of directors of the Company deems it advisable to enter into this Agreement and to effect the merger of Merger Sub with and into the Company under the terms of this Agreement, and has approved and adopted this Agreement and approved such merger; and

WHEREAS, the board of directors of each of Merger Sub and Buyer deems it advisable to enter into this Agreement and to effect the merger of Merger Sub with and into the Company under the terms of this Agreement, and each has approved and adopted this Agreement and approved such merger.

NOW, THEREFORE, in consideration of the premises recited above and the mutual representations, warranties and covenants set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, in accordance with the DGCL (the “Merger”). From and after the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company (the “Surviving Company”). The Merger shall have the effects set forth in the DGCL.

1.2 Effective Time. On the Closing Date, the Parties shall cause a certificate of merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) with respect to the Merger to be filed and recorded in accordance with the DGCL, and shall take all such further actions as may be required by Law to make the Merger effective. The Merger shall be effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary in accordance with the DGCL, or at such later time as is specified in the Certificate of Merger (the “Effective Time”, and such date, the “Effective Date”).

1.3 The Closing. The Closing shall take place at the offices of Fried, Frank, Harris, Shriver and Jacobson LLP, One New York Plaza, New York, New York, 10004, or by electronic exchange of documents, commencing at 10:00 a.m. local time in New York City on the fourth (4th) Business Day after all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby, including the Merger, set forth in Article 5 and Article 6 have been satisfied or waived (other than those conditions that by their terms can only be satisfied at the Closing, but subject to the satisfaction of such conditions), or such other date as may be mutually agreeable to the Parties; provided, however that in no event shall Buyer be obligated to consummate the Closing prior to the date that is thirty (30) days following the date of this Agreement without the prior written consent of Buyer (the date on which the Closing occurs, the “Closing Date”).

1.4 Actions at the Closing. At the Closing:

(a) the Company shall file with the Delaware Secretary the Certificate of Merger;

(b) the Company shall deliver to Buyer and Merger Sub a schedule setting forth the allocation of the Net Merger Consideration payable to all Company Securityholders which shall be in accordance with the Company Charter, Company Equity Plans, Warrants and any other applicable Contract between the Company and any Company Securityholder as of immediately prior to the Effective Time (the “Consideration Allocation Schedule”);

(c) unless otherwise agreed by the Parties, Buyer shall, on behalf of the Company, pay all of the Company’s Indebtedness outstanding as of the Closing Date and under the agreements set forth on Schedule 1.4(c) (“Repaid Debt”), and cause all related Liens to be terminated (other than Permitted Liens), each in accordance with payoff letters and instruments of discharge in customary form and substance and delivered to Buyer by the Company at least one (1) Business Day prior to the Closing Date in final draft form;

(d) Buyer shall pay all Company Transaction Expenses as set forth in the Estimated Closing Statement, in each case by wire transfer of immediately available funds pursuant to written instructions provided to Buyer by the Company concurrently with the delivery of the Estimated Closing Statement;

(e) Buyer shall pay to the Securityholder Representative the Expense Holdback, which amount shall be held by the Securityholder Representative and disbursed to the Company Securityholders in accordance with Section 1.8(d);

(f) Buyer shall deposit the Escrow Amount with the Escrow Agent in accordance with Section 1.8(a), which amount shall be held by the Escrow Agent and disbursed to Buyer or to or as directed by the Securityholder Representative (for further distribution to the Company Securityholders) in accordance with Section 1.12 and the Escrow Agreement;

(g) Buyer shall pay to the Company, for further distribution to the Optionholders as reflected in the Consideration Allocation Schedule (after giving effect to any vesting or settlement of any such Option that occurs in connection with the consummation of the Merger), an amount equal to the portion of the Net Merger Consideration payable to the holders of vested Options as of immediately prior to the Effective Time as set forth on the Consideration Allocation Schedule;

(h) Buyer shall pay to the Company, for further distribution to the holders of Restricted Shares as of immediately prior to the Effective Time as reflected in the Consideration Allocation Schedule, an aggregate amount equal to the Net Merger Consideration payable to the holders of vested Restricted Shares as of immediately prior to the Effective Time as set forth on the Consideration Allocation Schedule; and

(i) Buyer shall pay to the Paying Agent pursuant to written instructions provided to Buyer by the Company at least two (2) Business Days prior to the Closing Date (for the benefit of, and further distribution to, the Company Securityholders holding Common Shares (other than Restricted Shares) or Preferred Shares immediately prior to the Effective Time, subject to compliance with Section 1.7) an aggregate amount equal to the portion of the Net Merger Consideration payable to such Company Securityholders as set forth on the Consideration Allocation Schedule, which amount shall be distributed by the Paying Agent to the holders of Common Shares (other than Restricted Shares) or Preferred Shares as of immediately prior to the Effective Time, subject to compliance with Section 1.7, in accordance with the Consideration Allocation Schedule and the Paying Agent Agreement.

(j) Each of Buyer and the Securityholder Representative shall execute and deliver, and shall cause the Escrow Agent to execute and deliver, the Escrow Agreement.

(k) Each of Buyer and the Securityholder Representative shall execute and deliver, and shall cause the Paying Agent to execute and deliver, the Paying Agent Agreement.

(l) The Company shall deliver to Buyer a certificate dated as of the Closing Date pursuant to Treasury Regulations Section 1.1445-(2)(c)(3) stating that the Company is not nor has it been a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c) of the Code.

(m) Notwithstanding anything set forth herein to the contrary, subject to the actual payment by or on behalf of Buyer of the amounts required to be paid to the Company Securityholders hereunder, none of Buyer, the Surviving Company or any of their respective Affiliates shall have any Liability to any Person for any payment made in accordance with the calculations set forth in the Consideration Allocation Schedule or any other payment made to the Paying Agent for the benefit of the Company Securityholders pursuant to this Section 1.4 or Section 1.12 based on the written instructions of the Securityholder Representative (including with respect to any claim that the Consideration Allocation Schedule or such other written instruction is incomplete or inaccurate).

1.5 Additional Action. The Surviving Company may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or Merger Sub, in order to consummate the transactions contemplated by this Agreement.

1.6 Conversion of Shares; Cancellation of Options and Warrants.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

(i) Each Common Share (including each vested Restricted Share issued and outstanding immediately prior to the Effective Time (other than any Dissenting Share, subject to Section 1.6(e)) shall automatically be cancelled, extinguished and converted into and represent the right to receive an amount in cash equal to the sum of (A) a portion of the Net Merger Consideration, plus (B) subject to Section 1.12, a portion of any amount released from the Escrow Funds or otherwise payable to the Company Securityholders pursuant to Section 1.12(d), plus (C) subject to Section 1.8(d), a portion of any amount released from the Expense Holdback, if any, if and when released to the Company Securityholders in accordance with this Agreement, in each case payable in respect of such Common Share as set forth on the Consideration Allocation Schedule.

(ii) Each Series A Preferred Share issued and outstanding immediately prior to the Effective Time (other than any Dissenting Share, subject to Section 1.6(e)) shall automatically be cancelled, extinguished and converted into and represent the right to receive an amount in cash equal to the sum of (A) a portion of the Net Merger Consideration, plus (B) subject to Section 1.12, a portion of any amount released from the Escrow Funds or otherwise payable to the Company Securityholders pursuant to Section 1.12(d), plus (C) subject to Section 1.8(d), a portion of any amount released from the Expense Holdback, if any, if and when released to the Company Securityholders in accordance with this Agreement, in each case payable in respect of such Series A Preferred Share as set forth on the Consideration Allocation Schedule.

(iii) Each Series A-1 Preferred Share issued and outstanding immediately prior to the Effective Time (other than any Dissenting Share, subject to Section 1.6(e)) shall automatically be cancelled, extinguished and converted into and represent the right to receive an amount in cash equal to the sum of (A) a portion of the Net Merger Consideration, plus (B) subject to Section 1.12, a portion of any amount released from the Escrow Funds or otherwise payable to the Company Securityholders pursuant to Section 1.12(d), plus (C) subject to Section 1.8(d), a portion of any amount released from the Expense Holdback, if any, if and when released to the Company Securityholders in accordance with this Agreement, in each case payable in respect of such Series A-1 Preferred Share as set forth on the Consideration Allocation Schedule.

(iv) Each Series B Preferred Share issued and outstanding immediately prior to the Effective Time (other than any Dissenting Share, subject to Section 1.6(e)) shall automatically be cancelled, extinguished and converted into and represent the right to receive an amount in cash equal to the sum of (A) a portion of the Net Merger Consideration, plus (B) subject to Section 1.12, a portion of any amount released from the Escrow Funds or otherwise payable to the Company Securityholders pursuant to Section 1.12(d), plus (C) subject to Section 1.8(d), a portion of any amount released from the Expense Holdback, if any, if and when released to the Company Securityholders in accordance with this Agreement, in each case payable in respect of such Series B Preferred Share as set forth on the Consideration Allocation Schedule.

(v) Each Junior Preferred Share issued and outstanding immediately prior to the Effective Time (other than any Dissenting Share, subject to Section 1.6(e)) shall automatically be cancelled, extinguished and converted into and represent the right to receive an amount in cash equal to a portion of the Net Merger Consideration payable in respect of such Junior Preferred Share as set forth on the Consideration Allocation Schedule.

(vi) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one validly issued and fully paid equity interest in the Surviving Company, and such equity interests shall constitute the only outstanding equity interests of the Surviving Company.

(b) Each Option that is vested and outstanding immediately prior to the Effective Time (as provided in Section 1.6(d) hereof) shall, immediately prior to the Effective Time, automatically be settled, cancelled, extinguished and converted into and represent the right to receive an amount in cash equal to the sum of (A) a portion of the Net Merger Consideration, plus (B) subject to Section 1.12, a portion of any amount released from the Escrow Funds or otherwise payable to the Company Securityholders pursuant to Section 1.12(d), plus (C) subject to Section 1.8(d), a portion of any amount released from the Expense Holdback, if any, if and when released to the Company Securityholders in accordance with this Agreement, in each case payable in respect of such Option as set forth on the Consideration Allocation Schedule, and in each case less any applicable withholding Taxes (and, for the avoidance of doubt, upon such automatic settlement, cancellation, extinguishment and conversion, such Option shall no longer represent the right to be settled into Company Shares or any other equity interests of the Company, Buyer, the Surviving Company or any other Person or the right to receive any cash or other consideration as a result of the Merger or otherwise, other than the consideration payable in respect thereof under this Agreement).

(c) Each Warrant that is outstanding immediately prior to the Effective Time shall, immediately prior to the Effective Time, automatically be settled, cancelled, extinguished and converted into and represent the right to receive an amount in cash equal to the sum of (A) a portion of the Net Merger Consideration, plus (B) subject to Section 1.12, a portion of any amount released from the Escrow Funds or otherwise payable to the Company Securityholders pursuant to Section 1.12(d), plus (C) subject to Section 1.8(d), a portion of any amount released from the Expense Holdback, if any, if and when released to the Company Securityholders in accordance with this Agreement, in each case payable in respect of such Warrant as set forth on the Consideration Allocation Schedule (and, for the avoidance of doubt, upon such automatic settlement, cancellation, extinguishment and conversion, such Warrant shall no longer represent the right to be settled into Company Shares or any other equity interests of the Company, Buyer, the Surviving Company or any other Person or the right to receive any cash or other consideration as a result of the Merger or otherwise, other than the consideration payable in respect thereof under this Agreement).

(d) The Company shall, in accordance with the terms of the applicable Company Equity Plan and applicable Law, take all actions necessary to (i) cause all unvested Options issued and outstanding immediately prior to the Effective Time and held by any Person (or any estate planning vehicle established by or for the benefit of such Person or his or her family members) that is and has been continuously employed by the Company for a period of no less than ten (10) months prior to the Closing Date to become fully vested on or before the Closing Date, but prior to the Effective Time, (ii) cause no less than forty percent (40%) of the unvested Options issued and outstanding immediately prior to the Effective Time and held by any Person (or any estate planning vehicle established by or for the benefit of such Person or his or her family members) that is and has been continuously employed by the Company for a period of less than ten (10) months prior to the Closing Date to become fully vested on or before the Closing Date, but prior to the Effective Time, (iii) effectuate the settlement, cancellation, extinguishment and conversion of all outstanding Options and Restricted Shares as of immediately prior to the Effective Time and (iv) cause the termination of each Company Equity Plan, effective as of the Effective Time. For purposes of clarity, any unvested Options that are issued and outstanding immediately prior to the Effective Time that do not vest pursuant to clauses (i) or (ii) of the foregoing sentence or are otherwise vested in accordance with their terms will be immediately cancelled for no consideration immediately prior to the Effective Time.

(e) Notwithstanding any provision of this Agreement to the contrary, each Company Share issued and outstanding immediately prior to the Effective Time held by a Company Stockholder who (i) has not voted in favor of adoption of this Agreement or consented thereto in writing or otherwise waived such Company Stockholder’s rights to appraisal under applicable Law and (ii) has properly exercised appraisal rights with respect to such Company Share in accordance with Section 262 of the DGCL (such Company Stockholder, a “Dissenting Stockholder”, and each such Company Share being referred to as a “Dissenting Share” until such time as such Dissenting Stockholder fails to perfect or otherwise loses such Dissenting Stockholder’s appraisal rights under the DGCL with respect to such Dissenting Share) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall, effective as of the Effective Time, no longer be outstanding and shall automatically be canceled and extinguished and shall cease to exist, and except as otherwise provided by Law, the holder of such Dissenting Share shall cease to have any rights with respect thereto other than the rights granted pursuant to the DGCL; provided, however, that if, after the Effective Time, such Dissenting Stockholder fails to perfect, withdraws or loses such Dissenting Stockholder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such Dissenting Stockholder is not entitled to the relief provided by Section 262 of the DGCL, such Dissenting Share shall be treated as if it had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such Dissenting Stockholder is entitled pursuant to Section 1.6(a) without interest thereon. The Company shall provide Buyer prompt written notice of any demand received by the Company for appraisal of any Company Share and copies of all documents or correspondence relating thereto, and Buyer shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Buyer, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

1.7 Letter of Transmittal.

(a) As promptly as practicable following the date of this Agreement, the Company shall deliver to each Company Stockholder a letter of transmittal substantially in the form attached hereto as Exhibit B (the “Letter of Transmittal”). Upon delivery of a Letter of Transmittal to the Company or the Paying Agent, duly completed and validly executed by the applicable Company Securityholder in accordance with the instructions thereto, together with such other documents as may be required pursuant to such instructions (including any stock certificate evidencing any Company Share held by such Company Securityholder, to the extent such Company Share is certificated, or, in each case, a duly executed affidavit of lost certificate), such holder of Company Shares shall be entitled to receive, by the means indicated in such Letter of Transmittal, promptly after the Effective Time (or within two (2) Business Days after delivery of the completed Letter of Transmittal in accordance with the delivery requirements in this Section 1.7(a) if such delivery occurs after a date that is two (2) Business Days prior to the Closing Date), such holder’s applicable portion of the consideration payable in accordance with Section 1.6(a). Upon receipt by the Company or the Paying Agent of any Letter of Transmittal (together with such other documents as may be required pursuant to the instructions therein), the Company or the Paying Agent shall promptly deliver a copy thereof to each of Buyer and the Securityholder Representative.

(b) At the Effective Time, the stock transfer books of the Company shall be closed and no further registration of transfers of equity interests shall thereafter be made on the records of the Company.

(c) At any time that is more than one (1) year after the Effective Time, Buyer may cause the Paying Agent to pay over to the Surviving Company any portion of the Net Merger Consideration (including any earnings thereon) that had been delivered to the Paying Agent and that has not been disbursed to Company Stockholders as of such first anniversary (other than any amounts then subject to dispute). After the Paying Agent makes such payments to the Surviving Company, any Company Stockholder that has not theretofore delivered a Letter of Transmittal in the applicable form shall, following such date, look only to the Surviving Company for payment of any consideration to which such Company Stockholder is entitled pursuant to this Agreement, except with respect to any funds expressly required to be distributed by the Securityholder Representative to the Company Securityholders pursuant to Section 1.8 and in connection with the Purchase Price Adjustment pursuant to Section 1.12. Notwithstanding anything to the contrary in the foregoing, to the extent permitted by applicable Law, none of Buyer, Merger Sub, the Company or the Surviving Company shall be liable to any Person in respect of any portion of the Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

1.8 Escrow Funds; Securityholder Representative; Expense Holdback.

(a) On the Closing Date, Buyer shall deposit the Escrow Amount with the Escrow Agent by wire transfer of immediately available funds to an account designated in writing by the Escrow Agent. The Escrow Funds shall be used exclusively for the purpose of paying any Purchase Price Adjustment pursuant to Section 1.12(c) and shall be held by the Escrow Agent in accordance with the terms of the Escrow Agreement and this Agreement. The Escrow Funds shall be held in trust and shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any Party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement and this Agreement. The Escrow Agent will be required to release the Escrow Funds to Buyer or to or as directed by the Securityholder Representative (for the benefit of, and for further distribution to, the Company Securityholders, including by deposit and distribution by the Paying Agent and, with respect to Options and Restricted Shares, payment to the Company for distribution to the holders thereof as of immediately prior to the Effective Time), as applicable, promptly following the final determination of the Purchase Price Adjustment in accordance with Section 1.12 and the joint written instructions delivered to the Escrow Agent, but no later than three (3) Business Days following receipt of such joint written instructions. Buyer shall bear the fees and expenses of the Escrow Agent.

(b) Buyer and the Securityholder Representative shall treat any disbursement of the Escrow Funds to or as directed by the Securityholder Representative (for the benefit of, and for further distribution to, the Company Securityholders) as (i) additional purchase price for U.S. federal income Tax purposes, except to the extent treated as compensation for U.S. federal income Tax purposes, and (ii) composed of an interest element and a principal element, to the extent required by, and determined and reported consistent with, Section 483 of the Code and the Treasury Regulations thereunder, except to the extent treated as compensation for U.S. federal income Tax purposes.

(c) This Agreement, when duly executed and delivered by the Parties, constitutes, and each Letter of Transmittal shall provide for, the irrevocable and unconditional approval of the appointment of the Securityholder Representative. Pursuant to such approval, the Securityholder Representative shall be authorized to act on behalf of the Company Securityholders to (i) make all decisions permitted by the Escrow Agreement and Paying Agent Agreement relating to the distribution of any amount payable to Buyer or the Company Securityholders under this Agreement, the Escrow Agreement and the Paying Agent Agreement, (ii) give and receive all notices required to be given under or delivered pursuant to this Agreement, the Escrow Agreement or the Paying Agent Agreement to the Company Securityholders, (iii) take any and all additional action as is contemplated to be taken by or on behalf of the Company Securityholders by the terms of this Agreement, the Escrow Agreement or the Paying Agent Agreement, (iv) administer the defense or settlement of any dispute regarding the Purchase Price Adjustment pursuant to Section 1.12(b) or any other claim or dispute for and on behalf of the Company Securityholders under this Agreement, the Escrow Agreement or the Paying Agent Agreement, (v) amend, alter or waive any provision of this Agreement, the Escrow Agreement or the Paying Agent Agreement for and on behalf of the Company Securityholders and (vi) determine the allocation among the Company Securityholders of any amount payable to the Company Securityholders under this Agreement, the Escrow Agreement and the Paying Agent Agreement, including by updating the Consideration Allocation Schedule in connection with any amount payable to the Company Securityholders pursuant to Section 1.8(d) or 1.12(d) (provided that such determination shall be made in accordance with the Company Charter, Company Equity Plans, Warrants and any other applicable Contract between the Company and any Company Securityholder as of immediately prior to the Effective Time). The Securityholder Representative shall not be responsible to any Company Securityholder for any loss or damage such holder may suffer by reason of the performance by the Securityholder Representative of its duties under this Agreement, the Escrow Agreement or the Paying Agent Agreement, other than loss or damage arising from fraud or willful misconduct in the performance of such duties. The Company Securityholders shall indemnify and hold harmless the Securityholder Representative from and against all Liabilities, losses, costs, damages or expenses (including attorneys’ and accountants’ fees) incurred or suffered by the Securityholder Representative (including in connection with any action brought or otherwise initiated by any Company Securityholder) arising out of or otherwise resulting from any action taken or omitted to be taken by the Securityholder Representative under this Agreement, the Escrow Agreement or the Paying Agent Agreement, other than such Liabilities, losses, costs, damages or expenses arising out of or resulting from the fraud or willful misconduct of the Securityholder Representative. Buyer shall be entitled to rely upon, and shall be deemed to have relied upon, all actions taken or omitted to be taken by the Securityholder Representative pursuant to this Agreement, all of which actions or omissions will be legally binding upon the Company Securityholders.

(d) An amount equal to $500,000 (the “Expense Holdback”) will be delivered by Buyer to the Securityholder Representative and retained and disbursed by the Securityholder Representative pursuant to this Section 1.8(d). The Securityholder Representative shall hold the Expense Holdback as an administrative convenience for the benefit only of the Securityholder Representative and the Company Securityholders, and Buyer shall not have any right, title or interest in the Expense Holdback. The Securityholder Representative shall use the Expense Holdback solely to pay, after the Closing Date (on behalf and on account of the Company Securityholders) any cost or expense relating to the transactions contemplated hereby that are the responsibility of the Company Securityholders hereunder. Upon the Securityholder Representative’s determination, in its sole discretion, that no further cost or expense shall be incurred by the Company Securityholders hereunder, the Securityholder Representative shall disburse any remaining amount of the Expense Holdback to the Company Securityholders in accordance with Section 1.6 (including by deposit and distribution by the Paying Agent and, with respect to Options and Restricted Shares, payment to the Company for distribution to the holders thereof as of immediately prior to the Effective Time).

(e) The Securityholder Representative may resign at any time by giving notice to Buyer, the Surviving Company, the Escrow Agent and the Company Securityholders (at their addresses last known to the Securityholder Representative), which resignation shall be effective immediately upon the delivery of such notice. In the event of such resignation, a successor Securityholder Representative shall be appointed by the former Company Securityholders collectively holding, immediately prior to the Effective Time, a majority of the Company Shares.

1.9 Organizational Documents. The certificate of incorporation and bylaws of the Surviving Company immediately following the Effective Time shall be the same as the certificate of incorporation and bylaws of Merger Sub (except, in each case, with respect to the name of the Surviving Company, which shall be Paragon Bioservices, Inc.) in effect as of immediately prior to the Effective Time.

1.10 Directors and Officers. The directors and officers of the Surviving Company immediately after the Effective Time shall be the directors and officers of Merger Sub, in each case as in effect immediately prior to the Effective Time, each to serve until such person’s death, resignation or removal or until such person’s respective successor is duly elected and qualified.

1.11 No Further Rights. From and after the Effective Time, no Company Share shall be deemed to be outstanding, and the former holders of such Company Shares shall cease to have any right with respect thereto except as provided herein or by Law.

1.12 Purchase Price Adjustment.

(a) Pre-Closing Estimates. At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Buyer a statement (the “Estimated Closing Statement”) including a detailed calculation of its good faith estimate of (i) the Closing Net Working Capital Amount (the “Estimated Closing Net Working Capital Amount”), (ii) the Closing Indebtedness (the “Estimated Closing Indebtedness”), (iii) the Closing Cash (the “Estimated Closing Cash”) and (iv) the Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”). In calculating any item on the Estimated Closing Statement (other than the Estimated Closing Transaction Expenses), such calculations shall not take into account (x) the effect of the consummation of the transactions contemplated by this Agreement or the financing thereof or (y) any purchase price accounting or other similar adjustment resulting from the consummation of the transactions contemplated by this Agreement. Solely with respect to the calculation of the Estimated Closing Net Working Capital Amount, in the event of any conflict among Schedule 1.12, GAAP or the Accounting Principles, the following shall control: (1) first, Schedule 1.12 (provided that the components thereof shall in all cases be calculated in accordance with GAAP as applied in accordance with the Accounting Principles) and (2) second, GAAP as applied in accordance with the Accounting Principles (to the extent the Accounting Principles are in accordance with GAAP).

(b) Post-Closing Settlement. Not later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Securityholder Representative a statement (the “Closing Statement”) setting forth Buyer’s good faith calculations of (i) the Net Working Capital Amount of the Company as of the Determination Time (the “Closing Net Working Capital Amount”), (ii) the Indebtedness of the Company outstanding as of the Effective Time (the “Closing Indebtedness”), (iii) the Cash and Cash Equivalents as of the Determination Time (the “Closing Cash”), (iv) the Company Transaction Expenses as of the Effective Time (the “Closing Transaction Expenses”) and (v) the calculation of the Purchase Price Adjustment based on such amounts. In calculating any items on the Closing Statement (other than the Closing Transaction Expenses), such calculations shall not take into account (x) the effect of the consummation of the transactions contemplated by this Agreement or the financing thereof, (y) any purchase price accounting or other similar adjustment resulting from the consummation of the transactions contemplated by this Agreement or (z) any of the plans, transactions, or changes that Buyer (or the Company or the Business) does or intends to initiate or make or cause to be initiated or made at or after the consummation of the Closing with respect to the Business. Solely with respect to the calculation of the Closing Net Working Capital Amount, in the event of any conflict among Schedule 1.12, GAAP or the Accounting Principles, the following shall control: (1) first, Schedule 1.12 (provided that the components thereof shall in all cases be calculated in accordance with GAAP as applied in accordance with the Accounting Principles) and (2) second, GAAP as applied in accordance with the Accounting Principles (to the extent the Accounting Principles are in accordance with GAAP). Buyer agrees that the purpose of preparing the Closing Statement and determining the Closing Net Working Capital Amount, the Closing Indebtedness, the Closing Cash and the Closing Transaction Expenses is to measure any deviation in the calculations of the Closing

Net Working Capital Amount, the Closing Indebtedness, the Closing Cash and the Closing Transaction Expenses, as compared to the Estimated Closing Net Working Capital Amount, the Estimated Closing Indebtedness, the Estimated Closing Cash and the Estimated Closing Transaction Expenses, respectively. Such calculations are not intended to, and shall not (i) introduce different components, judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Statement or determining the Closing Net Working Capital Amount, the Closing Indebtedness, the Closing Cash and the Closing Transaction Expenses, from the judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies used in preparing the Estimated Closing Statement or determining the Estimated Closing Net Working Capital Amount, the Estimated Closing Indebtedness, the Estimated Closing Cash and the Estimated Closing Transaction Expenses or (ii) take into account any event, condition or development first occurring after Closing with respect to any such calculation, component, judgment, accounting method, policy, principle, practice, procedure, classification or estimation methodology. Following Buyer’s delivery of the Closing Statement and upon the written request of the Securityholder Representative during the thirty (30) day review period referenced in the immediately following sentence, Buyer shall, and shall cause the Company to, provide the Securityholder Representative and its representatives with reasonable access to the books, records (including work papers, schedules, memoranda and other documents) and supporting data prepared or generated in connection with the preparation of the Closing Statement. The Securityholder Representative shall have thirty (30) days after receipt of the Closing Statement to notify Buyer in writing that the Securityholder Representative (x) agrees with the Closing Statement and considers the Closing Statement as delivered by Buyer to be final, or (y) disputes any calculation in the Closing Statement (including a reasonable description of the nature and basis of each such dispute), and, if no such notice is given within such time period, the Closing Statement shall conclusively be deemed final. If the Securityholder Representative disputes any of the calculations in the Closing Statement and delivers written notice of such disputed calculations to Buyer within the thirty (30) day period referenced in the immediately preceding sentence, Buyer and the Securityholder Representative may negotiate in good faith to reconcile such disputes and reach agreement on a final Closing Statement. In the event Buyer and the Securityholder Representative are unable to reach an agreement on a final Closing Statement within thirty (30) days following the Securityholder Representative’s delivery of the dispute notice, then either Buyer or the Securityholder Representative may submit in writing the remaining issues in dispute to the Independent Accountant (with a copy to the Securityholder Representative or Buyer, respectively), and the Independent Accountant shall resolve such dispute within thirty (30) days following its selection. Buyer and the Securityholder Representative shall cooperate with the Independent Accountant, including providing the Independent Accountant with work papers and back-up materials used in preparation and review of their respective calculations of the Closing Statement. No Party shall be permitted to communicate with the Independent Accountant other than as expressly set forth herein, and no ex parte communication with the Independent Accountant shall be permitted in any event. The Independent Accountant shall only have authority to make determinations in respect of those specific items for which an objection has been raised in the dispute notice, and all determinations shall be based solely on the written presentations of Buyer, the Securityholder Representative and their respective representatives, and not by independent review. In resolving any disputed item, the Independent Accountant, acting as expert and not as arbitrator: (x) shall be bound by the provisions of this Section 1.12(b) and the applicable definitions set forth herein (which, solely with respect to the calculation of the Estimated Closing Net Working Capital Amount and the Closing Net Working Capital Amount, shall be calculated in the following order of priority: (1) first, Schedule 1.12 (provided that the components thereof shall in all cases be calculated in accordance with GAAP as applied in accordance with the Accounting Principles) and (2) second, GAAP as applied in accordance with the Accounting Principles (to the extent the Accounting Principles are in accordance with GAAP)), and (y) shall not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The determination of the Closing Statement by the Independent Accountant shall be final and binding upon the Parties, absent manifest error or fraud. The fees, expenses and costs of the Independent Accountant shall be allocated between the Parties based upon the percentage which the portion of the contested amount not awarded to each Party bears to the total contested amount.

(c) Purchase Price Adjustment. Subject to Section 1.12(d):

(i) To the extent that the Closing Net Working Capital Amount, as finally determined in accordance with Section 1.12(b), is (x) less than the Estimated Closing Net Working Capital Amount, then Buyer shall be entitled to receive such deficiency in accordance with Section 1.12(d), or (y) greater than the Estimated Closing Net Working Capital Amount, then the Company Securityholders shall be entitled to receive such excess in accordance with Section 1.12(d).

(ii) To the extent that the Closing Indebtedness, as finally determined in accordance with Section 1.12(b), is (x) greater than the Estimated Closing Indebtedness, then Buyer shall be entitled to receive such excess in accordance with Section 1.12(d), or (y) less than the Estimated Closing Indebtedness, then the Company Securityholders shall be entitled to receive such deficiency in accordance with Section 1.12(d).

(iii) To the extent that the Closing Cash, as finally determined in accordance with Section 1.12(b), is (x) less than the Estimated Closing Cash, then Buyer shall be entitled to receive such deficiency in accordance with Section 1.12(d), or (y) greater than the Estimated Closing Cash, then the Company Securityholders shall be entitled to receive such excess in accordance with Section 1.12(d).

(iv) To the extent that the Closing Transaction Expenses, as finally determined in accordance with Section 1.12(b), are (x) greater than the Estimated Closing Transaction Expenses, then Buyer shall be entitled to receive such excess in accordance with Section 1.12(d), or (y) less than the Estimated Closing Transaction Expenses, then the Company Securityholders shall be entitled to receive such deficiency in accordance with Section 1.12(d).

(d) Without duplication, all amounts owed pursuant to Section 1.12(c) above shall be aggregated, and the net amount (if any) owed by Buyer to the Company Securityholders, on the one hand, or the Company Securityholders to Buyer (solely from the Escrow Funds), on the other hand, shall be treated as an increase to the Merger Consideration (to the extent payable to the Company Securityholders) or a decrease to Merger Consideration (to the extent payable to Buyer) referred to as the “Purchase Price Adjustment”; provided, however, that no amount shall be due pursuant to this Section 1.12(d) unless the Purchase Price Adjustment is equal to or greater than ten percent (10%) of the absolute value of the Target Working Capital Amount.

(i) If an adjustment is due pursuant to this Section 1.12(d) and the Purchase Price Adjustment results in a decrease to the Merger Consideration, Buyer and the Securityholder Representative shall, within five (5) Business Days following the final determination of the Purchase Price Adjustment, deliver joint written instructions to the Escrow Agent to pay, by wire transfer of immediately available funds, to (i) Buyer, the lesser of (x) the Purchase Price Adjustment and (y) the total amount of the Escrow Funds, and (ii) to or as directed by the Securityholder Representative (for the benefit of, and for further distribution to, the Company Securityholders, including by deposit and distribution by the Paying Agent and, with respect to Options and Restricted Shares, payment to the Company for distribution to the holders thereof as of immediately prior to the Effective Time), any remaining Escrow Funds after the distribution required by the foregoing clause (i), payable in accordance with Section 1.6.

(ii) If no adjustment to the Merger Consideration is due pursuant to this Section 1.12(d), Buyer and the Securityholder Representative shall, within five (5) Business Days following the final determination of the Purchase Price Adjustment, deliver joint written instructions to the Escrow Agent to pay, by wire transfer of immediately available funds, to or as directed by the Securityholder Representative (for the benefit of, and for further distribution to, the Company Securityholders, including by deposit and distribution by the Paying Agent and, with respect to Options and Restricted Shares, payment to the Company for distribution to the holders thereof as of immediately prior to the Effective Time), the Escrow Funds, payable in accordance with Section 1.6.

(iii) If an adjustment is due pursuant to this Section 1.12(d) and the Purchase Price Adjustment results in an increase to the Merger Consideration, within five (5) Business Days following the final determination of the Purchase Price Adjustment, (i) Buyer and the Securityholder Representative shall deliver joint written instructions to the Escrow Agent to pay, by wire transfer of immediately available funds, to or as directed by the Securityholder Representative (for the benefit of, and for further distribution to, the Company Securityholders, including by deposit and distribution by the Paying Agent and, with respect to Options and Restricted Shares, payment to the Company for distribution to the holders thereof as of immediately prior to the Effective Time), the Escrow Funds and (ii) Buyer shall pay in cash the Purchase Price Adjustment to or as directed by the Securityholder Representative (for the benefit of, and for further distribution to, the Company Securityholders, including by deposit and distribution by the Paying Agent and, with respect to Options and Restricted Shares, payment to the Company for distribution to the holders thereof as of immediately prior to the Effective Time), payable, in each case, in accordance with Section 1.6.

(e) In no event shall the Company Securityholders be liable under this Section 1.12 for any amount in excess of the Escrow Funds, which shall represent Buyer’s and its Affiliates’ sole and exclusive recourse with respect to the Purchase Price Adjustment.

1.13 Withholding. Buyer, Merger Sub, the Escrow Agent, the Paying Agent and the Surviving Company shall be entitled to deduct and withhold from any payment pursuant to this Agreement to the extent required under applicable Tax Law. Any amount that is withheld and timely paid to a taxing authority shall be deemed for purposes of this Agreement to have been paid to the Person in respect of whom such deduction and withholding were made. Buyer shall use reasonable best efforts to (a) notify the Securityholder Representative in writing upon becoming aware that any such deducting or withholding is required and (b) provide the Securityholder Representative with the opportunity to reduce or otherwise eliminate any such withholding obligation.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer that, except as set forth in the disclosure schedule delivered by the Company to Buyer concurrently with the execution and delivery of this Agreement, which is arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article 2 (the “Company Disclosure Schedule”), the statements contained in this Article 2 are true and correct as of the date hereof and as of the Closing Date. Any disclosure, qualification or exception made on any particular numbered section of the Company Disclosure Schedule numbered to correspond to this Article 2 shall also be deemed made on each other section of the Company Disclosure Schedule where the applicability of such disclosure, qualification or exception to such other section is reasonably apparent from the face of such disclosure, qualification or exception. For purposes of this Article 2, the phrase “to the knowledge of the Company” or any phrase of similar import shall be deemed to refer to the actual knowledge of Peter Buzy, John Connor, Gerard Fleury, Ruby Hofmann, Deborah Wild and Philip Willis.

2.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to own and operate its assets and to conduct the Business as presently conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the failure to be so qualified would have a Company Material Adverse Effect. The Company has made available to Buyer true, complete and accurate copies of the third amended and restated certificate of incorporation of the Company (the “Company Charter”) and the Company’s bylaws, each as amended to date and presently in effect (the “Company Organizational Documents”). The Company is not in default under, or in violation of, any provision of the Company Organizational Documents in any material respect.

2.2 Capitalization. Section 2.2 of the Company Disclosure Schedule sets forth (a) a true, complete and accurate listing of the holders of Company Shares and Warrants as of the date hereof, including the identity of each holder of a Company Share or Warrant, the number and class or series of Company Shares held by each such holder (or issuable pursuant to such Warrant) and whether such Company Shares are subject to any restriction pursuant to any Company Equity Plan, and (b) a true, complete and accurate listing of all outstanding Options as of the date hereof, together with the holder, grant date, vesting schedule (and number of Options vested and unvested as of the date hereof) and Exercise Amount with respect to each such Option. None of the issued and outstanding Company Shares has been issued in violation of the Securities Act or of any other applicable securities or other Law of any jurisdiction, in each case, in any material respect. Except for the Company Shares, Warrants and Options listed on Section 2.2 of the Company Disclosure

Schedule, there are no outstanding or authorized Equity Securities of the Company, or other Contracts or commitments that would reasonably be expected to require the Company to issue, sell, or otherwise cause to become outstanding any of its Equity Securities, and there is no instrument convertible or exercisable into or exchangeable for any Equity Securities or other securities of the Company, and no Person holds any other sort of equity or ownership interest in the Company. Other than the Company Organizational Documents or as set forth on Section 2.2 of the Company Disclosure Schedule, there is no voting trust, proxy, or other agreement or understanding with respect to the voting of Equity Securities of the Company.

2.3 No Subsidiaries. The Company does not have, and has never had, any Subsidiaries.

2.4 Authority to Execute and Perform Agreements. The Company has requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and, subject to receipt of the Requisite Company Securityholder Approval, to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each other Transaction Document to which the Company is or will be a party and, subject to receipt of the Requisite Company Securityholder Approval, the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Company and all other necessary corporate action on the part of the Company in accordance with applicable Law and the Company Organizational Documents and any Contract relating to the voting, ownership or control of the Company’s Equity Securities, and other than the Requisite Company Securityholder Approval no other corporate (or other) proceeding on the part of the Company (including any stockholder vote or approval) is necessary to authorize the execution, delivery and performance of this Agreement and the Transaction Documents to which the Company is a party or the consummation of the transactions contemplated hereby and thereby that are required to be performed by the Company. This Agreement constitutes, and each other Transaction Document when duly executed and delivered by the Company will constitute, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5 Noncontravention. Subject to receipt of the Requisite Company Securityholder Approval, compliance with the applicable requirements of the HSR Act and any other applicable Antitrust Laws, the filing of the Certificate of Merger as required by the DGCL and as disclosed in Section 2.5 of the Company Disclosure Schedule, neither the execution, delivery and performance by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with, violate or constitute a breach of, or require any notice, consent or waiver under, any provision of the Company Organizational Documents, (b) require on the part of the Company any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any provision of any Material Agreement or any other Contract to which the Company is a party or by which any of its properties is bound and which is material to the Company, (d) result in the imposition of any Lien (other than Permitted Liens) upon any of the assets or properties of the Company, or (e) conflict with or violate any Order, Permit or Law applicable to the Business, the Company or any of their respective properties or assets.

2.6 Litigation. For the past three (3) years, there has been no Litigation or Action pending, or, to the knowledge of the Company, threatened, against the Company, any of its assets or properties or any officer or member of the board of directors of the Company in such capacity. There is no Litigation or Action pending or, to the knowledge of the Company, threatened, against or involving the Company that questions the validity of the Transaction Documents, the right of the Company to enter into such Transaction Documents, or seeks to delay, restrain or prohibit the transactions contemplated by this Agreement. There is no Litigation or Action by the Company pending or threatened against any third party with respect to the Business.

2.7 Financial Statements and other Financial Records.

(a) Attached to Section 2.7(a) of the Company Disclosure Schedule is a true, complete and accurate copy of each of (i) the audited financial statements of the Company for 2018, including the audited balance sheet of the Company (the “Company Balance Sheet”) as of December 31, 2018 (the “Company Balance Sheet Date”) and the related audited statements of operations and cash flows for the year then ended, together with the notes relating thereto, and (ii) the audited financial statements of the Company for the year ended December 31, 2017 including the audited balance sheet of the Company as of December 31, 2017 and the related audited statements of operations and cash flows for the year then ended, together with the notes relating thereto (the foregoing clauses (i) and (ii), collectively the “Company Financial Statements”). The Company Financial Statements, together with the notes thereto, were prepared based on and are in accordance with the books and records of the Company in all material respects, present fairly in all material respects the financial condition of the Company at the dates and for the periods indicated, and have been prepared in accordance with GAAP.

(b) The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations and with applicable Law, (ii) transactions, including transactions between the Company, on the one hand, and any Company Securityholder or its Affiliates (other than the Company), on the other hand, are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability therein, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference, except, in the case of each of (i) through (iv), for any deficiency that, individually or in the aggregate, is insignificant.

(c) The business records of the Company, including the unaudited monthly balance sheets of the Company as of January 31, 2019 and February 28, 2019 and related monthly statements of operations and cash flows for each month then ended (true, complete and accurate copies of which are attached to Section 2.7(c) of the Company Disclosure Schedule), have been maintained in accordance with customary business practices and fairly and accurately reflect, in all material respects, the financial position of the Company and all transactions of the Company.

(d) None of the Company, its employees, officers or directors, or, to the knowledge of the Company, any of their respective other Representatives, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable or improper accounting practices, practices that are contrary to GAAP or questionable or improper behavior in connection with any audit.

2.8 Absence of Undisclosed Liabilities; Indebtedness. The Company does not have any material Liabilities, except for (a) Liabilities reflected on the Company Balance Sheet or otherwise specifically disclosed in Section 2.7 or Section 2.8 of the Company Disclosure Schedule, (b) Liabilities that have arisen since the Company Balance Sheet Date in the ordinary course of business (whether or not of the type required to be reflected on a balance sheet prepared in accordance with GAAP) (other than performance obligations under the executory portions of Contracts, but excluding any Liabilities arising or resulting from a breach or violation of any such Contract), or (c) Liabilities incurred in connection with this Agreement or the transactions contemplated hereby. All outstanding Indebtedness of the Company as of the date hereof is identified in Section 2.8 of the Company Disclosure Schedule.

2.9 Absence of Changes. Since the Company Balance Sheet Date and except as otherwise contemplated by this Agreement, (a) the Company has conducted the Business in the ordinary course of business, (b) there has been no Event that, individually or in the aggregate with all other Events, has had a Company Material Adverse Effect, and (c) the Company has not taken any action that, if taken after the date hereof without the consent of Buyer, would constitute a breach of any of the covenants set forth in Section 4.2.

2.10 Taxes.

(a) All income and other material Tax Returns required to be filed on or before the date hereof by or with respect to the Company have been filed within the time and in the manner prescribed by Law, and all such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes owed or required to be paid by the Company, whether or not shown on any Tax Return, have been paid.

(b) There is no Lien with respect to Taxes upon any of the assets or properties of the Company, other than Permitted Liens.

(c) To the knowledge of the Company, no audit or administrative or judicial Tax proceeding is pending, or has been threatened in writing, with respect to the Company. The Company has not received in writing a notice of deficiency or similar statement for any Taxes against the Company. The Company has not received any written notice of a claim by any taxing authority in any jurisdiction where it does not file Tax Returns that it is or may be subject to taxation by, or required to file Tax Returns with, that jurisdiction, which claim has not been settled or withdrawn.

(d) There is no outstanding agreement, waiver or arrangement extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company for any taxable period (other than valid extensions of time to file Tax Returns obtained in the ordinary course). The Company is not a party to or bound by, or has any obligation under, any Tax allocation, sharing, or indemnification agreement (other than commercial agreements the principal purpose of which is not Taxes). The Company has no Liability with respect to the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by assumption or operation of Law.

(e) All material amounts of Taxes required to be withheld by the Company have been withheld and have been duly and timely paid to the proper taxing authority (or properly set aside for such payment), and the Company has complied in all material respects with all applicable information reporting, backup withholding and recordkeeping requirements related thereto.

(f) The Company has not received or requested any ruling, closing agreement pursuant to Section 7121 of the Code (or any corresponding or similar provision of Law), transfer pricing agreement or similar agreement from any taxing authority with respect to any Tax, which agreement is still in effect (or pending, if requested).

(g) The Company has never participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding or similar provision of Law).

(h) The Company has not in the past three (3) years been a “distributing corporation” or a “controlled corporation” in a transaction that was intended to be governed in whole or in part under Section 355 of the Code (and such election is in effect).

(i) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date by reason of (i) a change in method of accounting for any taxable period (or portion thereof) ending before the Closing, (ii) the use of an improper method of accounting for any taxable period (or portion thereof) ending before the Closing, (iii) a closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed prior to the Closing, (iv) an installment sale or open transaction entered into prior to the Closing, (v) an election made pursuant to Code Section 108(i) (or any corresponding or similar provision of state, local or foreign Law), (vi) a prepaid amount received or deferred revenue accrued prior to the Closing, or (vii) the application of Section 965 of the Code.

(j) The Company does not have any material liability for escheat or unclaimed property obligations.

2.11 Property and Assets.

(a) The Company has valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of its properties and assets used or otherwise necessary to conduct the Business. None of such properties or assets is subject to any Lien, other than Permitted Liens or Liens that will be discharged at Closing. Such assets used or otherwise necessary for the conduct of the Business are (i) in good operating condition and repair, ordinary wear and tear excepted, (ii) not in need of maintenance or repair, except for ordinary routine maintenance or repairs that are not material in nature or cost, and (iii) adequate and sufficient for the continuing conduct of the Business as presently conducted. There is no physical condition affecting any of the assets or properties of the Company that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of such assets or properties or any portion thereof in the operation of the Business as presently conducted.

(b) The Company (i) does not own, and has never owned, any real property, building or other structure and (ii) is not a party to any option or any contractual obligation to purchase or acquire any interest in real property. Section 2.11(b) of the Company Disclosure Schedule sets forth a true, complete and accurate list of all real property leases to which the Company is a party, including each amendment thereto (collectively, the “Real Property Leases”), indicating whether the Company is the lessor or lessee (or sub-lessor or sub-lessee) thereunder. The real property leased pursuant to the Real Property Leases is referred to collectively as the “Real Property”. All Real Property Leases are in full force and effect, and there is not, under any Real Property Lease, any existing default by the Company or, to the knowledge of the Company, any other party to any such Real Property Lease. The Company (i) is not in material violation of any zoning, building or safety ordinance or requirement or other Law applicable to the ownership, maintenance or operation of any of the Real Property or (ii) has not received any written notice of violation with which it has not materially complied.

2.12 Intellectual Property; Information Technology and Data Privacy.

(a) Section 2.12(a) of the Company Disclosure Schedule sets forth a true, complete and accurate list of all (i) Registered Intellectual Property, (ii) Material Trade Secrets, and (iii) material unregistered Intellectual Property Rights owned or purported to be owned by the Company. All of the Registered Intellectual Property is valid, subsisting and enforceable. None of the Intellectual Property Rights listed on Section 2.12(a) of the Company Disclosure Schedule is the subject of any Litigation or Action.

(b) The Company exclusively owns, is validly licensed to use, or otherwise has the necessary and valid rights to use, practice and exploit, free and clear of any Lien (other than Permitted Liens), and, to the knowledge of the Company, there is no basis for concluding that there will be, after the Closing, any restriction, limitation or bar on ownership of or the right to use, practice and exploit, all Intellectual Property Rights that are necessary for the operation and conduct of the Business as currently conducted and currently planned by the Company to be conducted, other than any time limit on ownership imposed by Law, whether dependent on the payment of a maintenance or other fee or otherwise. The Company owns the Company Intellectual Property free and clear of any Lien (other than Permitted Liens). Except for the licenses, sublicenses, and other agreements disclosed in Section 2.12(b) of the Company Disclosure Schedule (the “Company Out-Licenses”) and any license, sublicense or other agreement for which the Company receives less than $100,000 per year, there is no agreement under which the Company has granted any right to any other Person in any Company Intellectual Property (other than customer agreements entered into in the ordinary course of business). Except for the licenses, sublicenses, and other agreements disclosed in Section 2.12(b) of the Company Disclosure Schedule (the “Company In-Licenses”), there is no agreement under which the Company is granted any right in any Intellectual Property Rights owned by any third party (other than commercially available software licensed under “shrinkwrap” or “clickwrap” agreements for less than $100,000 per year).

(c) Neither the conduct of the Business nor the services of the Company, in each case as currently conducted, infringes, constitutes the misappropriation of or violates any valid Intellectual Property Right of any third party. The Company has not received any written notice of any claim from any Person asserting that the Business or any of the services of the Company infringes or may infringe, constitutes the misappropriation of or violates any Intellectual Property Rights of another Person. The Company has not asserted any claim against any third party of infringement or misappropriation of any Company Intellectual Property, and, to the knowledge of the Company, there is no infringement or misappropriation by any third party of any of the Company Intellectual Property.

(d) The Company has taken commercially reasonable measures to establish and preserve the confidentiality, secrecy and ownership of all Company Intellectual Property (to the extent that confidentiality or secrecy is necessary to maintain rights to such Company Intellectual Property) and the confidential information and trade secrets of its customers. The Company has no knowledge of any violation of the confidentiality of any non-public confidential information or trade secrets of the Company. The Company is not making unlawful use of any confidential information or trade secret of any third party. None of the employees, consultants, or independent contractors of the Company has any agreement or arrangement with any former or current employer relating to confidential information or trade secrets of such employers that would interfere with the activities of the Company. To the knowledge of the Company, no activity assigned to any employee, consultant or independent contractor of the Company by the Company violates any agreement or arrangement that any such employee, consultant or independent contractor has with any former employer or any other third party, including any non-competition, non-solicitation or confidentiality agreement. All current employees of the Company who have contributed to the development of the products or services of the Company in performance of their duties and responsibilities to the Company have executed written instruments that assign to the Company all right, title and interest in and to any and all (i) inventions, improvements, ideas, discoveries, writings and other works of authorship, and information relating to the business of the Company and (ii) Intellectual Property Rights therein. No present or former employee, officer, director or manager of the Company holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Company Intellectual Property.

(e) No funding, facility or personnel of any Governmental Entity or any public or private university, college or other educational or research institution was used to develop or create, or has contributed, directly or indirectly, in whole or in part, to any Company Intellectual Property.

(f) The software, computer hardware, firmware, networks, interfaces and related systems (collectively, “Computer Systems”) used by the Company (i) has, to the knowledge of the Company, no material bug, error or defect, and (ii) is sufficient in all material respects for the Company’s needs in the operation of the Business as currently conducted, including as to capacity and ability to process current peak volumes in a timely manner. In the past three (3) years, there has been no material failure, crash, continued substandard performance or other adverse event affecting the Computer Systems that have caused a material disruption or interruption to the Business or the ability of the Company to use such Computer Systems. To the knowledge of the Company, the Computer Systems contain no virus, Trojan horse, backdoor, or other potentially harmful program code. The Company has taken commercially reasonable actions to protect the integrity and security of the Computer Systems and the information stored therein from unauthorized use, access or modification.

(g) The Company operates and conducts, and for the past three (3) years has operated and conducted, the Businesses in material compliance with (i) all applicable Contracts related to the Processing of Personal Data, (ii) all applicable Privacy and Information Security Requirements, and (iii) any Company privacy policies or notices concerning the Processing of Personal Data. The Company has not received any written (or, to the knowledge of the Company, oral) notice, allegation, complaint or other communication, and there is no Action or Litigation pending or, to the knowledge of the Company, threatened in writing by any Governmental Entity, regarding any actual or possible violation by the Company of any Privacy and Information Security Requirements. To the knowledge of the Company, in the last three (3) years, (x) the Company has not suffered a security breach with respect to any Personal Data and (y) there has been no unauthorized or illegal use of or access to any Personal Data. In the last three (3) years, the Company has not notified, or has been required to notify, any Person of any information security breach involving Personal Data. The Company employs commercially reasonable security measures that comply in all material respects with all Privacy and Information Security Requirements to protect Personal Data within their custody or control and use reasonable best efforts to require the same of all vendors that Process Personal Data on its behalf.

2.13 Insurance. Section 2.13 of the Company Disclosure Schedule sets forth a true, complete and accurate list of all insurance policies currently maintained by or on behalf of the Company. All such policies are in full force and effect and, to the knowledge of the Company, are valid and enforceable in accordance with their terms. The Company is not in default with respect to any provision contained in any such policy. The Company has not received written notice of (a) cancellation or non-renewal of any such policy or (b) any increase in premiums with respect to any of its insurance policies, except for general increases in rates to which similarly situated companies are subject. The Company has timely filed all claims for which it is seeking payment or other coverage under any of its insurance policies. The Company has not made any claim against an insurance policy as to which the insurer is denying coverage or defending the claim under a reservation of rights. There is no claim that, individually or in the aggregate with other claims, would reasonably be expected to materially impair any current or historical limits of insurance available to the Company.

2.14 Material Agreements. Section 2.14 of the Company Disclosure Schedule sets forth a true, complete and accurate list of the following Contracts to which the Company is a party or by which the Company or any of its assets or properties is bound (such Contracts as are required to be listed on Section 2.14 of the Company Disclosure Schedule, the “Material Agreements”):

(a) any Contract with any Significant Company Customer or any Significant Company Supplier;

(b) any Contract with any customer of the Company that (i) involved payments to the Company in excess of $1,500,000 in the most recent twelve (12) full months immediately preceding the date of this Agreement or (ii) that the Company reasonably anticipates may involve payments to the Company in excess of $1,500,000 in any twelve (12) month period ending on or after the date of this Agreement;

(c) any Contract with any supplier to the Company that (i) involved payments by the Company in excess of $250,000 in the most recent twelve (12) full months immediately preceding the date of this Agreement or (ii) that the Company reasonably anticipates may involve payments by the Company in excess of $250,000 in any twelve (12) month period ending on or after the date of this Agreement;

(d) any employment Contract providing for an annual base salary equal to or greater than $250,000 (other than offer letters in the ordinary course of business that do not provide for severance payments or benefits), and any material employee benefit, bonus, pension, profit-sharing or participation, stock option, stock appreciation, stock purchase or similar plan or arrangement that, in each case, is entered into with an employee whose annual base compensation is equal to or greater than $250,000;

(e) any collective bargaining agreement or other Contract with any union or similar organization;

(f) Company In-Licenses and Company Out-Licenses;

(g) any Contract relating to a joint venture, partnership, collaboration or other arrangement involving a sharing of profits, losses, costs or Liabilities with any Person;

(h) any Contract that obligates the Company under any purchase price adjustment, earn-out or similar provision requiring any contingent payment;

(i) any Contract (other than arm’s-length employment Contracts) by and between the Company, on the one hand, and, on the other hand, (i) any Affiliate of the Company, (ii) any other Person with whom the Company is not dealing at arm’s-length, or (iii) any entity controlled by any one or more employees of the Company;

(j) any distributor, sales representative, broker or similar Contract;

(k) any Contract under which the Company is restricted in any respect from engaging in any line of business, acquiring any entity or competing with any Person or in any market or geographical area, or soliciting any individual or class of individuals for employment;

(l) any Contract that grants, or agrees to grant, any Person a right to “most favored nation” pricing terms or that imposes on the Company any take-or-pay or similar minimum purchase requirement;

(m) any indenture, trust agreement, loan agreement, note or other Contract that involves, relates to or evidences outstanding Indebtedness, relates to any mortgage, pledge or other security interest as to any asset or places a Lien (other than any Permitted Lien) on any portion of the assets or properties of the Company;

(n) any Contract for the disposition or sale of any portion of the Company’s assets (other than for the sale of inventory in the ordinary course of business);

(o) any indemnification Contract entered into by the Company running to the benefit of any employee, director, officer or manager of the Company;

(p) any Contract relating to the voting, ownership or control of the Company’s Equity Securities or obligating the Company to register Equity Securities or other securities under the Securities Act or any other securities Law;

(q) any Contract evidencing or relating to any obligation of the Company with respect to the issuance, sale, repurchase or redemption of any Equity Securities of the Company;

(r) any Contract for the acquisition of any of the assets or properties of any Person other than the Company (other than in the ordinary course of business) or the grant to any Person of any option, right of first refusal or exclusive negotiation or any preferential or similar right to purchase any of such assets or properties;

(s) all Real Property Leases;

(t) any lease of personal property under which the Company is the lessee and is obligated to make one or more payments at any time during the term of such lease in excess of $75,000 in any twelve (12) month period;

(u) any Contract that involves any resolution or settlement of any actual or threatened Litigation or Action against or involving the Company or any of their respective assets or properties that has not been discharged or paid in full prior to the date hereof or that imposes any other material obligation or restriction that remains in effect;

(v) any Contract that contains any indemnification right or obligation other than any such right or obligation incurred in the ordinary course of business with any customer or supplier, any type of standard director and officer indemnification arrangement and any employment agreement;

(w) any Government Contract; and

(x) any Contract that is a Prior Acquisition Agreement or otherwise relates to the acquisition or disposition by the Company (or any of their legal or corporate predecessors) of any Equity Securities, business or product line of any other Person entered into at any time during the last three (3) years (including any Contract for the ownership of or investment in any Person, including investments in minority equity investments).

All of such Material Agreements are valid, in full force and effect and binding against the Company and, to the knowledge of the Company, are binding against the other parties thereto in accordance with their respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity. None of the Company or, to the Company’s knowledge, any other party thereto is in breach, violation or default of any of its obligations under any Material Agreement, and there does not exist any Event (including the execution and delivery of or performance under this Agreement or any of the other Transaction Documents to which the Company is a party or the consummation of the transactions contemplated hereby and thereby), that (with or without notice, lapse of time or both) would constitute a breach, violation or default thereunder on the part of the Company, which breach, violation or default would be, or would reasonably be expected to be, individually or in the aggregate, material to the Company. The Company has made available to Buyer true, complete and accurate copies of all Material Agreements.

2.15 Customers. Section 2.15 of the Company Disclosure Schedule contains a true, complete and accurate list of the ten (10) most significant customers (by revenue) of the Company for the twelve-month period ended December 31, 2018 (“Significant Company Customers”) and the amount of revenue attributable to each Significant Company Customer in respect of such twelve-month period. During the past twelve (12) months, the Company has not received any written notice that any Significant Company Customer has ceased, or will cease, to conduct business with the Company, and no Significant Company Customer has otherwise materially and adversely modified its relationship with the Company or threatened in writing to do so. There is no outstanding material dispute with any Significant Company Customer.

2.16 Suppliers. Section 2.16 of the Company Disclosure Schedule contains a true, complete and accurate list of the ten (10) most significant suppliers (by payment) of raw materials, supplies, merchandise and other goods or services to the Company for the twelve-month period ended December 31, 2018 (“Significant Company Suppliers”) and the amount for which each such Significant Company Supplier invoiced the Company during such period. During the past twelve (12) months, the Company has not received any written notice that any Significant Company Supplier has ceased, or will cease, to supply products or services to the Company, and no Significant Company Supplier has otherwise materially and adversely modified its relationship with the Company or threatened in writing to do so. There is no outstanding material dispute with any Significant Company Supplier.

2.17 Loans and Advances; Affiliate Arrangements.

(a) The Company has no outstanding loan or advance to any Person and is not obligated to make any such loan or advance, except for advances to employees in the ordinary course of business in respect of reasonable reimbursable business expenses anticipated to be incurred by them in connection with their performance of services for the Company.

(b) No Company Securityholder, nor any direct or indirect equity holder, officer, director or manager of any Company Securityholder, nor any Affiliate of the foregoing (other than the Company) (i) has any interest in any property (real, personal or mixed and whether tangible or intangible), used in or pertaining to the Business as currently conducted or contemplated to be conducted, (ii) is a party to any Contract (except for arm’s-length employment agreements, this Agreement or the agreements contemplated hereby (including any Letter of Transmittal) which, for the avoidance of doubt, do not constitute Affiliate Arrangements) with the

Company, including with respect to compensation or remuneration to be paid to such Company Securityholder or direct or indirect equity holder, officer, director or manager of such Company Securityholder or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby (other than with respect to award agreements providing for the issuance of Options or Restricted Shares or agreements providing for bonuses described in Schedule 4.2(e) entered into following the date hereof and prior to the Closing), or (iii) has any claim against or owes any amount (whether as obligor, guarantor or otherwise) to, or is owed any amount (whether as obligor, guarantor or otherwise) by, the Company, in each case for purposes of this clause (iii) other than (A) compensation, remuneration or reimbursements for expenses of employees to be paid to such Company Securityholder or direct or indirect equity holder, officer, director or manager of such Company Securityholder or any of its Affiliates or (B) any amounts payable to such Persons as expressly provided in this Agreement (all of the foregoing interests, Contracts, claims and other obligations, collectively, “Affiliate Arrangements”).

2.18 Assumptions, Guarantees, Etc. of Indebtedness of Other Persons. The Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on any Indebtedness of any other Person (including Liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise to invest in the debtor, or otherwise to assure a creditor against loss), except for guarantees by endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

2.19 Compliance with Laws.

(a) The Company is not subject to, or in violation of, any outstanding Order. The Company is, and for the past three (3) years has been, in compliance, in all material respects, with all Laws applicable to the Business, including the Food, Drug and Safety Laws related to the safety or efficacy of any drug product, biological compound or preparation or therapy used to treat, prevent or cure any disease or condition. To the knowledge of the Company, no Event has occurred or exists that (with or without notice or lapse of time) would constitute or result in a violation in any material respect by the Company of, or failure on the part of the Company to comply with in any material respect, any applicable Law.

(b) Each of the Company and its employees, and, to the knowledge of the Company, each of their respective Representatives and any other Person associated with or acting on behalf of any of the foregoing, is, and has at all times during the last three (3) years been, in compliance in all material respects with all applicable Sanctions and Export Controls and no action has been taken by the Company (including any of its employees and, to the knowledge of the Company, any of their respective Representatives or any other Person acting on behalf of any of the foregoing) that would be reasonably expected to cause a violation in any material respect of Sanctions or Export Controls. None of the Company, any Affiliate or employee of the Company is, and, to the knowledge of the Company, no Representative of any of them or other Person associated with or acting on behalf of any of the foregoing is, a Sanctioned Person. The Company has not had any direct or indirect dealing with any Sanctioned Person or in any Sanctioned Country during the last three (3) years.

(c) The Company has obtained any Permit, to the extent applicable, required for them to comply with Sanctions and Export Controls.

(d) For the past three (3) years, neither the Company nor any of its respective officers, directors or managers, nor, to the knowledge of the Company, any of their respective employees, agents, or any other Person acting on behalf of the Company has, directly or indirectly, (i) used any funds for an unlawful contribution, gift, entertainment or other type of unlawful payment relating to political activity, or failed to disclose fully any such contribution in violation of applicable Law, (ii) given, offered, promised or conspired or authorized to give any money or thing of value to any foreign or domestic official or employee of any Governmental Entity (including any official or employee of any governmental-owned or controlled business and institution), any foreign or domestic political party or campaign official, candidate for foreign political office, official or employee of any public international organization, or any other Person who, to the knowledge of the Company, is closely connected to a government or acting on behalf of the foregoing (collectively, a “Government Official”), for the purpose of influencing an act or decision of the Government Official, or inducing the Government Official to use his or her influence or position to affect any act or decision of any Governmental Entity; or (iii) given, offered, promised or conspired or authorized to give any money or thing of value to any Person (Government Official or private party) in violation of the U.S. Foreign Corrupt Practices Act of 1977; the U.S. Travel Act, 18 U.S.C. § 1952; the U.K. Bribery Act 2010; any applicable Law enacted in connection with, or arising under, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; or any other applicable Law of any foreign or domestic jurisdiction relating to bribery or corruption (collectively, “Anti-Corruption Laws”). The Company has not received any communication that alleges that the Company or any of its directors, officers, managers, employees, agents, or any other Person acting on behalf of the Company is or may be in violation of, or has, or may have, any unresolved Liability under, any Anti-Corruption Law. The Company has implemented and maintains written policies and procedures that are reasonably designed to prevent and detect violations by the Company of any applicable Anti-Corruption Law.

(e) To the knowledge of the Company, no director, officer or employee of the Company is excluded from participation under any Federal Health Care Program.

(f) To the knowledge of the Company, during the last three (3) years, no officer, director, manager, employee, or agent of the Company or any other Person acting on behalf of the Company has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke with respect to the Company its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) or any similar policy (except for any statement, omission, act or invocation as would not be material, individually or in the aggregate, to the Company).

2.20 Debarment; Regulatory Matters.

(a) For the past three (3) years, the Company has neither been debarred nor, to the knowledge of the Company, threatened with any debarment. The Company does not employ any Person to provide services in any capacity where such Person is debarred under 21 U.S.C. 335a or other equivalent Laws of any other relevant jurisdiction. To the knowledge of the Company, during the last three (3) years, no officer, director, manager, employee, or agent of the Company or any other Person acting on behalf of the Company has been convicted of any crime or engaged in any conduct for which debarment is mandated or authorized by 21 U.S.C. § 335a or other equivalent Laws of any other relevant jurisdiction.

(b) During the last three (3) years, the Company has not received notice that any Governmental Entity (including the FDA and DEA) has (i) commenced any action to withdraw its approval or request the recall of any product made, fabricated or developed (or intended to be made, fabricated or developed), or containing or based on any product, material or solution containing any product or material made, fabricated or developed by the Company (including products that the Company or any third party on behalf of any of the Company fabricates, manufactures, processes, tests, stores, transports, imports, handles, packages or labels for sale or distribution) or the services rendered (or intended to be rendered) by the Company or any third party on behalf of the Company (collectively, the “Products and Services”), (ii) commenced any action to enjoin production, distribution or advertising of the Products and Services or (iii) declined to permit any product made, fabricated or developed by the Company, or any solution containing any such product, to enter any jurisdiction anywhere in the world, except, in the case of each of clauses (i), (ii) and (iii), any such action, request or decision as would not be material, individually or in the aggregate, to the Company. During the last three (3) years, the Company has not undertaken any voluntary recall of any product or solution that (x) the Company makes, fabricates, develops or distributes or that contains a product that the Company makes, fabricates or develops or (y) contains an active pharmaceutical ingredient or drug substance made, fabricated, developed, distributed or handled by the Company or that was developed or manufactured using any material, product or solution made, fabricated or developed by the Company, where such recall was caused by or resulted from any act or omission of the Company.

(c) During the last three (3) years, the Company has not received (i) any FDA Form 483, warning letter, untitled letter or other similar notification under or in connection with the Food, Drug and Safety Laws in any jurisdiction with respect to the Business, the Real Property or the Products and Services, except for any letter or notification as would not be material, individually or in the aggregate, to the Company or (ii) any warning letter, written communication or document from any Governmental Entity or any customer of the Company relating to any of the Products and Services that asserts lack of compliance by the Company in any material respect with any applicable Law or regulatory requirements of any Governmental Entity.

(d) The Company is in compliance, in all material respects, with any applicable Law, including the Food, Drug and Safety Laws, regarding the retention of records and documents. During the last three (3) years, the Company has filed all reports and notifications with each relevant Governmental Entity as required by applicable Law, including the Food, Drug and Safety Laws, in relation to the Products and Services.

2.21 Employee Relations.

(a) Section 2.21(a) of the Company Disclosure Schedule sets forth a true, complete and accurate list of all employees, independent contractors, and other individual service providers employed by or providing services to the Company by name and position as of the date hereof, indicating whether such individual is an employee. The Company has made available to Buyer true, complete and accurate information concerning the respective dates of hire, salaries, wages, incentive compensation, date of most recent salary increase, and leave status (i.e., whether such employee is actively employed or on an approved leave of absence) with respect to each such individual identified on Section 2.21(a) of the Company Disclosure Schedule, as applicable, with respect to the current and most recently completed fiscal years.

(b) The Company is not (i) delinquent with respect to payments to any of its employees or consultants for any wage, salary, commission, bonus or other direct compensation for any service performed by them or any amount required to be reimbursed to any such employee or consultant or any Taxes or any penalty for failure to comply with any of the foregoing, or (ii) liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than immaterial routine payments to be made pursuant to claims in the ordinary course of business or as required by Law).

(c) The Company is not involved in or, to the knowledge of the Company, threatened with, any Litigation or Action relating to labor or employment, safety or discrimination matters involving any employee, including any charge of unfair labor practices, discrimination complaint or claim regarding recharacterization of independent contractors, that, if adversely determined, would reasonably be expected to result in material Liability. The Company is not presently, nor has it been in the past, a party to or bound by any collective bargaining agreement or union contract with respect to employees and no collective bargaining agreement is being negotiated by the Company. The Company has not experienced any strike, work stoppage, slowdown, lockout, material grievance, claim of unfair labor practices or other collective bargaining dispute within the past two (2) years, and, to the knowledge of the Company, none of the foregoing is threatened. No union or collective labor organizing campaign or activity with respect to employees of the Company is ongoing, pending or, to the knowledge of the Company, threatened or contemplated, and no such effort has occurred within the past two (2) years.

(d) No current executive employee or employee serving as an officer of the Company has submitted to the Company a written notice to terminate his or her employment relationship. Within the past two (2) years, the Company has not implemented or provided notice of employee layoffs implicating WARN or any similar state or local Laws.

(e) All individuals who perform services for the Company have been properly classified for purposes of, and have not been improperly excluded from, the Employee Plans and for purposes of employment Taxes, and the Company has no Liability for the misclassification of any such individual as exempt or non-exempt, or as an independent contractor, temporary employee, leased employee, or any other service provider compensated other than through reportable wages (as an employee) paid by the Company. The Company has no leased employee within the meaning of Section 414(n) of the Code.

2.22 Employee Plans.

(a) Section 2.22(a) of the Company Disclosure Schedule sets forth a list of each Employee Plan. No Employee Plan is established or maintained outside of the jurisdiction of the United States or for the benefit of any employee, independent contractor or other individual service provider of the Company who resides or works outside of the United States. The Company has made available to Buyer each of the following with respect to each Employee Plan, as applicable: (i) the governing plan document (or a written summary of such Employee Plan’s material terms if no such written document exists), including all amendments thereto, and all related trust documents and funding instruments, (ii) the most recent summary plan description together with any summary of material modifications thereto, (iii) the most recent determination or opinion letter received from the IRS regarding each Employee Plan intended to be tax-qualified under Section 401(a) of the Code, and any pending request for such letter, (iv) the most recent annual report (Form 5500 series and all schedules and financial statements attached thereto), (v) the most recent audited financial statements and actuarial or other valuation reports prepared therefor, and (vi) all material correspondence and documentation related to, and all non-routine filings made, with any Governmental Entity within two (2) years of the date hereof.

(b) Each Employee Plan that is intended to qualify under Section 401(a) of the Code is, and has at all times been, so qualified, has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Employee Plan for any period for which such Employee Plan would not otherwise be covered by an IRS determination. No event or omission has occurred that would cause any Employee Plan to lose any such qualification.

(c) Each Employee Plan is in material compliance with applicable Laws and is administered in all material respects in accordance with applicable Laws and with its terms. No Litigation or Action (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any Employee Plan or the assets of any fiduciary thereof (in such Person’s capacity as a fiduciary of such Employee Plan). All payments or contributions required to have been made with respect to all Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Employee Plan and applicable Law. No “Prohibited Transaction” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA, as applicable, nor any breach of fiduciary duty (as determined under ERISA), has occurred with respect to any Employee Plan.

(d) Neither the Company nor any ERISA Affiliate maintains an employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a Multiemployer Plan, and neither the Company nor any ERISA Affiliate has incurred, or is reasonably expected to incur, any Liability under Title IV of ERISA that has not been paid in full.

(e) None of the Employee Plans provides health care or any other non-pension benefit to any employee after such employee’s employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state Law).

(f) Each Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and the Treasury Regulations and applicable guidance thereunder. There is no Contract to which the Company is a party or by which it is bound to compensate any current or former employee for additional Taxes paid pursuant to Section 409A.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in connection with the occurrence of any additional or subsequent events, including the lapse of time) will (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or materially increase the amount or value of any payment or benefit to any employee or other service provider of the Company (other than the payments that will be made to the Company Securityholders in accordance with this Agreement); (ii) result in the triggering or imposition of any restriction or limitation on the right of the Company to amend or terminate any Employee Plan (or result in adverse consequences for so doing); or (iii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payment to any employee or consultant of the Company. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby (either alone or in connection with the occurrence of any additional or subsequent events, including the lapse of time), will not, as of the Closing, constitute an event that will or may result in the payment of any amount that may be deemed an “excess parachute payment” under Section 280G of the Code.

2.23 Permits. Section 2.23 of the Company Disclosure Schedule sets forth a list of all rights, permits, licenses, registrations, certificates, Orders, authorizations and approvals from any Governmental Entity (collectively, “Permits”) issued to or held by the Company. The Permits listed on Section 2.23 of the Company Disclosure Schedule are the only Permits that are required for the Company to conduct the Business as presently conducted. Each such Permit is in full force and effect, and no suspension or cancellation of any such Permit is pending or, to the Company’s knowledge, has been threatened by any Person.

2.24 Environmental, Health and Safety Matters.

(a) The Company are and, for the past three (3) years, have been in compliance in all material respects with all applicable Environmental Laws. The Company holds, and is in compliance in all material respects with, all Permits required under Environmental Laws for the operation of the Business (“Environmental Permits”) and has made all appropriate filings for issuance or renewal of such Environmental Permits. There is no pending or, to the Company’s knowledge, threatened civil or criminal Litigation or Action or written notice of violation or notice of actual or potential responsibility alleging that the Company or any of their respective predecessors is in material violation of, or has material Liability under, any Environmental Law. There has been no Release of any Hazardous Materials into, on, at or from any real property currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company or any of their respective predecessors in an amount or manner which would reasonably be expected to result in material Liabilities to the Company. To the knowledge of the Company, there is no past or present condition, Event, practice, incident, action, omission or plan that may (i) interfere with or prevent continued material compliance by the Company with Environmental Laws and the requirements of Environmental Permits or (ii) give rise to any material Liability under any Environmental Laws.

(b) The Company has made available to Buyer copies within its possession of any and all material environmental audits, assessments or reports relating to the Company’s operations or any real property currently or formerly owned, leased or operated by any of them or any of their respective predecessors.

2.25 Brokers. Other than William Blair & Company, L.L.C., the Company has not retained any broker, finder, agent or similar intermediary in connection with the transactions contemplated by this Agreement, and will not incur Liability for any broker or finders’ fees or commissions as a result of the consummation of the transactions contemplated by this Agreement.

2.26 Product Warranties; Product Liability.

(a) Except as contained in any customer contract entered by the Company in the ordinary course of business, the Company has not made any express warranty or guarantee with respect to the Products and Services. Each of the Products and Services has been in compliance in all material respects with any applicable Law, applicable government, trade association and other mandatory requirements, specifications and other forms of guidance, contractual commitments and express warranties, and the Company has no material Liability for damages in connection therewith.

(b) There is no material Litigation or Action pending or, to the knowledge of the Company, threatened in connection with any product liability arising in connection with the Products and Services. No Governmental Entity has commenced or, to the knowledge of the Company, threatened to initiate any Litigation or Action or requested the recall of any of the Products and Services. No Governmental Entity has commenced or, to the knowledge of the Company, threatened to initiate any Litigation or Action to enjoin the manufacture, fabrication or development of any of the Products and Services.

2.27 Claims Under Prior Acquisition Agreements. Section 2.27 of the Company Disclosure Schedule contains a true, complete and accurate list of (a) all Contracts including as parties thereto the Company or any of its corporate or legal predecessors, on the one hand, and any other Person, on the other hand, relating to the acquisition (by merger, consolidation, acquisition of stock or assets or otherwise) of any portion of the assets used by the Company in the conduct of its businesses (collectively, the “Prior Acquisition Agreements”), and (b) all claims for indemnification or breach, whether pending or resolved, made by the Company or any of its Affiliates (including any Company Securityholder) under or in connection with any of the Prior Acquisition Agreements. There is no Event that has given rise, or is reasonably likely to give rise (with or without notice, the lapse of time or both), to any claim for indemnification or breach under any of the Prior Acquisition Agreements. There is no deferred consideration, installment payment, earn-out or similar payment required under any of the Prior Acquisition Agreements, and neither the Company has any ongoing Liabilities, Indebtedness or other obligation under any of the Prior Acquisition Agreements.

2.28 Government Contracts.

(a) Within the past three (3) years, with respect to any Government Contract, there have been no (i) to the knowledge of the Company, civil fraud or criminal investigations or allegations by any Governmental Entity, (ii) subpoenas or civil investigative demands (or equivalent formal requests) related to any civil fraud or criminal investigations or allegations, (iii) internal investigations by the Company with respect to any alleged material misstatements or omissions arising under or relating to a Government Contract, (iv) voluntary or mandatory disclosures to any Governmental Entity, (v) suspension or debarment proceedings (or equivalent proceedings) against the Company or any of its directors or officers, (vi) written requests by a Governmental Entity for a contract price adjustment based on a claimed disallowance by an applicable Governmental Entity or claim of defective pricing, (vii) terminations for default, cure notices, or show cause notices issued by any Governmental Entity or any prime contractor or subcontractor with respect to performance of any portion of the obligation of a Government Contract, and (viii) disputes between the Company and a Governmental Entity, prime contractor, or higher-tier subcontractor under the Contract Disputes Act or any other applicable Law.

(b) Within the past three (3) years, (i) each representation, warranty and certification made by the Company to any Governmental Entity, prime contractor or higher-tier subcontractor in connection with any Government Contract was accurate in all material respects as of the effective date thereof, and (ii) the Company has complied in all material respects with all applicable Laws governing each Government Contract.

(c) Within the past three (3) years, in connection with the award, performance or closeout of any Government Contract, neither the Company nor any of its directors or officers has received or otherwise identified any credible evidence of (i) a violation of federal criminal Law involving the fraud, conflict of interest, bribery, or gratuity provisions found in Title 18 of the U.S. Code, (ii) a violation of the civil False Claims Act, or (iii) a significant overpayment.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Each of Buyer and Merger Sub represents and warrants to the Company that the statements contained in this Article 3 are true and correct as of the date hereof and as of the Closing.

3.1 Organization and Power. Each of Buyer and Merger Sub (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has the requisite corporate or other power and authority to conduct its business as presently conducted and (c) has made available to the Company true, complete and accurate copies of its certificate of incorporation and bylaws, as amended to date and presently in effect. Neither Buyer nor Merger Sub is in default in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws.

3.2 Authority to Execute and Perform Agreements. Each of Parent Guarantor, Buyer and Merger Sub has the requisite corporate or other power and authority to enter into, execute and deliver this Agreement, the Escrow Agreement and all other agreements, documents and instruments being executed and delivered in connection with this Agreement (collectively, the “Transaction Documents”) to which it is a party, and to perform its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents to which Parent Guarantor, Buyer or Merger Sub is or will be a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the board of directors of each of Parent Guarantor, Buyer and Merger Sub and all other necessary corporate action on the part of Parent Guarantor, Buyer and Merger Sub in accordance with applicable Law and each of Parent Guarantor’s, Buyer’s and Merger Sub’s respective certificate of incorporation and bylaws, and subject to the immediately following sentence, no other corporate (or other) proceeding on the part of Parent Guarantor, Buyer or Merger Sub (including any stockholder vote or approval) is necessary to authorize the execution, delivery and performance of this Agreement and the Transaction Documents to which Parent Guarantor, Buyer or Merger Sub is a party or the consummation of the transactions contemplated hereby and thereby that are required to be performed by Parent Guarantor, Buyer or Merger Sub. Promptly following the execution and delivery of this Agreement, this Agreement and the Merger will be adopted and approved by Buyer as the sole stockholder of Merger Sub. The Transaction Documents to which they are or will be a party, when duly executed and delivered by Parent Guarantor, Buyer and Merger Sub, will constitute valid and binding obligations of Parent Guarantor, Buyer and Merger Sub, respectively, enforceable against each of them in accordance with their respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.3 Noncontravention. Subject to compliance with the applicable requirements of the HSR Act and any other applicable Antitrust Laws and the filing of the Certificate of Merger as required by the DGCL, none of the execution, delivery or performance by Buyer and Merger Sub of this Agreement, nor the consummation by Buyer and Merger Sub of the transactions contemplated hereby, will (a) conflict with, violate or constitute a breach of, or require any notice, consent or waiver under, any provision of the certificate of incorporation or bylaws of Buyer or Merger Sub, (b) require on the part of Buyer or Merger Sub any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Contract or instrument to which Buyer or Merger Sub is a party or by which either of them is bound or to which any of their assets is subject, (d) result in the imposition of any material Lien upon any assets of Buyer or Merger Sub, (e) violate any Order or Law applicable to Buyer or Merger Sub or any of their properties or assets or (f) upon adoption by the respective boards of directors of each of Buyer and Merger Sub to the extent required and by Buyer as the sole stockholder of Merger Sub, require any other act or proceeding on the part of Buyer or Merger Sub, except, in the case of each of the foregoing clauses (a) through (f), for any such conflict, violation, default, termination, forfeiture or other occurrence which would not prevent or materially delay Buyer from performing its obligations under this Agreement or the other Transaction Documents to which it is a party.

3.4 Litigation. There is no Litigation or Action pending or threatened against Buyer or Merger Sub that questions the validity of the Transaction Documents or the right of Buyer or Merger Sub to enter into such Transaction Documents or seeks to delay, restrain or prohibit the transactions contemplated by this Agreement.

3.5 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activity or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time will have no, asset or Liability of any nature other than those incident to its formation and those incurred pursuant to this Agreement, the Merger and the other transactions contemplated by this Agreement.

3.6 Brokers. Except as set forth on Schedule 3.6, no broker, finder, agent or similar intermediary has acted on behalf of Buyer or Merger Sub in connection with this Agreement or the transactions contemplated hereby, and there is no brokerage commission, finders’ fee or similar fee or commission payable in connection herewith based on any agreement, arrangement or understanding with Buyer or Merger Sub or any action taken by or on behalf of Buyer or Merger Sub.

3.7 Financial Capacity. Assuming (a) that the parties to each of the Debt Commitment Letter and the Equity Commitment Arrangements (in each case other than Buyer and, in the case of the Equity Commitment Arrangements, Parent Guarantor) perform their respective obligations in accordance with the terms thereof and (b) satisfaction of the conditions precedent to Buyer’s obligations hereunder, Buyer shall have at the Closing sufficient cash, available lines of credit and other sources of immediately available funds to make payment of all amounts to be paid by it in order to consummate all of the transactions contemplated hereunder on the Closing Date, including (i) the amounts payable pursuant to Section 1.4, including amounts owing pursuant to the outstanding amount of Repaid Debt and the Company Transaction Expenses, and (ii) all of the out-of-pocket costs of Buyer arising from the consummation of the transactions and any fees incurred in connection with the Financing (the foregoing amounts, collectively, the “Required Closing Amount”). Buyer has provided to the Company a true, complete and accurate copy of the fully executed (i) debt commitment letter, together with the related fee letter (subject to customary redactions of the fee amounts and other economic terms therein (provided that such redactions do not include, for the avoidance of doubt, any terms that would adversely affect the conditionality or availability of the Debt Financing, and none of the redacted provisions would allow the Debt Financing Sources to reduce the amount of funding to be provided under the Debt Commitment Letter (or the definitive documentation entered into pursuant thereto) or change the conditions on which such funding is available if in any such case such change would reasonably be expected to prevent, materially delay or impede the consummation of the Debt Financing thereunder)), dated as of the date hereof, between the lenders party thereto (including any lender who becomes party thereto by joinder in accordance with the terms of such debt commitment letter, collectively, the “Debt Financing Sources”) and Buyer (such debt commitment letter and fee letter, together with all exhibits, schedules, annexes and term sheets attached thereto, and, to the extent otherwise in accordance with the terms hereof, supplements and amendments thereto, the “Debt Commitment Letter”), pursuant to which the Debt Financing Sources party thereto have committed to lend the amounts set forth therein on the terms and subject to the conditions set forth therein for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”) and (ii) equity commitment and investment agreement, dated as of the date hereof, between Green Equity Investors VII, L.P., a Delaware limited partnership and Green Equity Investors Side VII, L.P., a Delaware limited partnership (the “Equity Financing Sources”), and Parent Guarantor (together with all exhibits, schedules, annexes and, to the extent otherwise in accordance with the terms hereof, supplements and amendments thereto, the “Equity Commitment Arrangements” and, together with the Debt Commitment Letter, the “Commitment Arrangements”), pursuant to which the Equity Financing Sources agreed to invest the amounts set forth therein on the terms and subject to the conditions set forth therein for the purpose of funding the transactions contemplated by this Agreement (the “Equity Financing” and, together with the Debt Financing, the “Financing”). The Commitment Arrangements have not been amended, supplemented or modified in any manner in contravention of this Agreement, and as of the date hereof the commitments contained in the Commitment Arrangements have not been withdrawn or rescinded in any respect. As of the date hereof, the Commitment Arrangements are in full force and effect and each constitutes the legal, valid and binding obligation of Buyer and, in the case of the Equity Commitment Arrangements, Parent Guarantor and, to Buyer’s knowledge, each of the other parties thereto, enforceable against each such Person in accordance with its terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity. Other than the Commitment Arrangements, there are no other agreements, side letters or arrangements relating to the amount, conditionality, availability or termination of the Financing. There is no condition precedent or other contingency related to the funding of the full amount of the Financing, other than as expressly set forth in the Commitment Arrangements. Buyer has fully paid any and all commitment fees or other fees required by the Debt Commitment Letter to be paid by it on or prior to the date hereof. Assuming the satisfaction of the conditions precedent to Buyer’s obligations hereunder, Buyer is not aware of any fact or occurrence that, with or without notice, lapse of time or both, would constitute a default or breach under any Commitment Arrangement and has no reason to believe that it will not be able to satisfy any term or condition that is required to be satisfied as a condition to the availability or funding of the full amount of the Financing, or that the Financing will not be made available to Buyer on the Closing Date. Each of Buyer and Merger Sub affirms that it is not a condition to the Closing that Buyer obtain the Financing or any other financing for the transactions contemplated hereby.

ARTICLE 4

COVENANTS AND AGREEMENTS

4.1 Conduct of Business. Except as (A) expressly required by this Agreement, (B) set forth on Schedule 4.1, (C) consented to in writing by Buyer (such consent not to be unreasonably withheld, delayed or conditioned), or (D) required by Law, during the period from the date hereof to the Closing, the Company shall:

(a) Ordinary Course of Business. Operate the Business in the ordinary course of business;

(b) Preservation of Customers and Suppliers. Use commercially reasonable efforts to preserve its relationships with customers, suppliers and others having business dealings with it;

(c) Preservation of Personnel. Use commercially reasonable efforts to keep available the services of its current officers, employees and consultants;

(d) Insurance. Use commercially reasonable efforts to keep in effect the insurance policies listed in Section 2.13 of the Company Disclosure Schedule through the earlier of the Closing or their scheduled expiration dates and use commercially reasonable efforts to renew any expiring policy with coverage amounts not less than those in effect on the date hereof;

(e) Preservation of the Business; Maintenance of Properties, Contracts. Use commercially reasonable efforts to preserve intact its current business organization, goodwill and Business; maintain and keep its properties in good condition and repair, reasonable wear and tear excepted; maintain and protect the Company Intellectual Property; promote and market the Business in accordance with past practices; and maintain, perform and comply in all material respects with the terms of the Material Agreements consistent with past practice; and

(f) Capital Expenditures. Make, or cause to be made, capital expenditures in accordance with the capital expenditures budget or plan set forth on Schedule 4.1(f).

4.2 Negative Covenants Pending Closing. Except as (A) expressly required by this Agreement, (B) set forth on Schedule 4.2, (C) consented to in writing by Buyer (such consent not to be unreasonably withheld, delayed or conditioned), or (D) required by Law, during the period from the date hereof to the Closing, the Company shall not take any of the following actions:

(a) Acquisitions. Acquire (i) by merging or consolidating with, by purchasing Equity Securities in or any substantial portion of the assets of, or in any other manner any Person or division thereof or (ii) any asset or collection of assets (A) for an amount, individually in the case of any particular asset or collection of assets or in the aggregate with respect to all assets or collections of assets, in excess of $500,000 or (B) that is material, individually or in the aggregate, to the Company, except arm’s length purchases of inventory in the ordinary course of business or as expressly required pursuant to Section 4.1(f);

(b) Disposition of Assets. Sell, lease, license or otherwise dispose of any asset or property, including the Company Intellectual Property, other than (i) arm’s length sales of Products and Services in the ordinary course of business, and (ii) licenses of Company Intellectual Property granted in the ordinary course of business in connection with the license or sale of Products and Services to customers;

(c) Indebtedness. (i) Create, incur or assume any Indebtedness (excluding obligations in respect of capital leases in effect as of the date hereof, draws on credit facilities existing as of the date hereof and the incurrence of deferred reservation fees in the ordinary course of business, subject to Section 4.2(h)) other than in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly or contingently) for the Indebtedness or other obligations of any other Person; or (iii) make any loan, advance or capital contribution to, or investment in, any other Person (other than loans or advances to employees in the ordinary course of business);

(d) Liens. Create, incur, assume or permit to suffer to exist or remain in effect any Liens (other than the continued existence of Liens existing as of the date hereof, and Permitted Liens) on any of its assets;

(e) Employee Matters. Except as required by applicable Law or the terms of an existing Employee Plan, (i) increase the rate or terms of compensation, compensation opportunities, severance, retention, incentive, termination or change-in-control pay, or any other benefit, payable to any employee or consultant, other than any increase in base salary (and, if applicable, any increase in any type of bonus opportunity pegged prior to the date hereof to a percentage of base salary) not to exceed five percent (5%) individually or five percent (5%) in the aggregate; (ii) enter into, terminate, adopt or materially amend any Employee Plan or any other employment, severance or other agreement, arrangement, plan, policy or program that would constitute an Employee Plan if it had been in effect as of the date hereof other than in the ordinary course of business in connection with a new hire in accordance with Section 4.2(e)(iv) below to the extent the value of such arrangements provided or available to such new hire are consistent with past practice of making compensation and benefits available to newly hired employees in similar positions; (iii) accelerate any benefit or vesting under, or waive any requirement of, any Employee Plan; (iv) hire or engage any individual (other than ordinary course replacement hires or new hires with annual base compensation equal to or less than $225,000) or terminate (other than for cause) any new officer or key employee; (v) terminate employees in such numbers as would trigger any Liability under WARN; (vi) enter into, adopt or engage in negotiations regarding any collective bargaining or similar labor agreement or arrangement; or (vii) make any loan, advance or extension of credit to any employee (other than advances to employees for business-related expenses in the ordinary course of business);

(f) Material Agreements. (i) Terminate or cancel, or take or omit to take any action that would constitute a material violation of or default under, or waive any material rights under, any Material Agreement or (ii) waive any right of the Company under the confidentiality provisions of any Contract entered into with respect to the Business;

(g) Capital Expenditures. Authorize, or make any commitment with respect to, any capital expenditure that is inconsistent with the capital expenditures budget or plan set forth on Schedule 4.1(f);

(h) New Agreements. Enter into any new Contract that (i) would have been a Material Agreement if it had existed on the date hereof or (ii) purports to limit, curtail or restrict (A) the kinds of businesses in which the Company or any of its current or future Affiliates may conduct, (B) the Persons with whom the Company or any of its current or future Affiliates can compete, (C) the Persons to whom any of the Company or any of its current or future Affiliates can sell products or deliver services, (D) the Person or class of Persons the Company or any of its current or future Affiliates may solicit for employment, or (E) the acquisition of any business by the Company or any of its current or future Affiliates;

(i) Distributions; Redemptions. Declare, accrue, set aside or pay any non-cash dividend or make any other non-cash distribution in respect of any of its Equity Securities, or repurchase, redeem or otherwise reacquire any such Equity Securities (other than in connection with the separation of employment of any employee in accordance with the terms of an existing Employee Plan);

(j) Equity Securities. Sell, issue, grant, authorize the issuance of, split, combine, redeem or reclassify, or purchase or otherwise acquire any (i) Equity Securities of the Company other than any issuance of Company Shares in connection with the exercise of Options or Warrants by the holders thereof, (ii) option or right to acquire any Equity Securities of the Company or (iii) instrument convertible into or exchangeable for any Equity Securities of the Company;

(k) Organizational Documents. Modify or amend any of the Company Organizational Documents or any Contract relating to the voting, ownership or control of the Company’s Equity Securities;

(l) Trade Secrets. Disclose any trade secret or Confidential Information to any Person other than to current employees of the Company that are subject to confidentiality or non-disclosure covenants protecting against further disclosure, or sell, encumber, abandon or allow to lapse any Company Intellectual Property;

(m) Accounting Policies. Change its fiscal year or its accounting policies or procedures except to the extent required to conform with GAAP;

(n) Litigation and Actions. Settle, dismiss or initiate any Litigation or Action;

(o) Taxes. (i) Make, revoke or change any material Tax election; (ii) change any annual Tax accounting period; (iii) adopt or make any material change to any of its methods of accounting for Tax purposes; (iv) file or amend any income or other material Tax Return; (v) enter into any ruling request or closing agreement; or (vi) settle or compromise any Tax claim or assessment;

(p) Environmental Matters. Perform or cause any third party to perform any Phase II or other invasive environmental site assessment of any real property currently or formerly owned, leased or operated by the Company; or

(q) Obligations. Obligate itself to do, or authorize, agree or consent to (whether or not subject to any condition, including notice, the lapse of time or both) any of the foregoing.

Nothing contained in this Agreement shall give Buyer the right to control or direct the operations of the Company prior to the Closing Date. Prior to the Closing Date, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations. Notwithstanding any other provision to the contrary contained in this Agreement, prior to the Determination Time and so long as (i) no breach of the Company Organizational Documents or the Contracts with respect to the Company’s existing credit facilities would result therefrom, (ii) the Company provides to Buyer, prior to the Company’s delivery of the Estimated Closing Statement to Buyer pursuant to Section 1.12(a), written notice setting forth in reasonable detail the actions proposed to be taken (including the amounts of Cash and Cash Equivalents proposed to be used in connection therewith), (iii) to the extent the Company takes any of the following actions after delivery of the Estimated Closing Statement to Buyer pursuant to Section 1.12(a), the effect of such action on the applicable estimated amounts set forth in the Estimated Closing Statement is taken into account in such estimated amounts on the Estimated Closing Statement, and (iv) after giving effect to any such action, the aggregate amount of Cash and Cash Equivalents as of the Effective Time is no less than $20,000,000, then the Company will be permitted to (A) provide to the Company Securityholders, by way of dividends, distributions, return of capital or otherwise any Cash and Cash Equivalents, and (B) use any Cash and Cash Equivalents to pay or repay any Indebtedness of the Company or pay Liabilities of the Company which, if not paid prior to Closing, would constitute Company Transaction Expenses.

4.3 Corporate Examinations and Investigations. Prior to the Closing Date, Buyer shall be entitled, through its and its Affiliates’ respective Representatives (including their respective legal advisors and accountants), to have reasonable access to the premises, properties, financial, tax and accounting records, Contracts and, subject to the Company’s prior approval (not to be unreasonably withheld, conditioned or delayed), personnel of the Company in connection with Buyer’s investigation of the Company with respect to the transactions contemplated hereby. Any such examination and investigation shall be conducted during regular business hours upon reasonable prior written notice to the Company, shall be conducted in a manner so as not to unreasonably interfere with the normal business operations of the Company and shall be subject to supervision by personnel of the Company and restrictions arising under applicable Law. Notwithstanding anything herein to the contrary, no such examination or investigation shall be permitted to the extent that it would require the Company or any of its Affiliates to disclose information (a) if such disclosure would cause the Company to be in violation of applicable Law or, as determined by the Company or such Affiliate upon the advice of counsel, result in the loss of the ability to successfully assert attorney-client privilege, (b) if such disclosure would cause the Company or such Affiliate to materially breach any confidentiality obligation under a Contract to which the Company or any such Affiliate is bound or (c) if such disclosure would, as determined by the Company or such Affiliate upon the advice of counsel, adversely impact the treatment of any Company Intellectual Property as a trade secret; provided, however, that, with respect to any information described in the foregoing clauses (a), (b) or (c), the Company shall (i) to the extent permitted by applicable Law or Contract, provide Buyer notice of any information that has been withheld and (ii) use reasonable best efforts to take, or cause to be taken, all such alternative actions or things necessary, proper or advisable to make such information (or parts thereof) available to Buyer. Upon the written request of Buyer and subject to applicable Law, the Company shall reasonably cooperate with Buyer and its Affiliates to arrange for contacts and communications with customers or suppliers of the Company; provided that, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), Buyer shall not contact, and shall cause its Affiliates and Representatives not to contact, any customer or supplier of the Company regarding the Business or the transactions contemplated hereby; provided, further, that, for the avoidance of doubt, nothing contained in this Agreement shall be deemed to prohibit Buyer or its Affiliates or their respective Representatives from contacting any Person that is or may be a customer or supplier of the Company regarding any matter unrelated to the Company, the Business or the transactions contemplated hereby.

4.4 Further Assurances. Prior to, on and after the Closing Date, each of the Parties shall execute such documents and take such further actions as may be reasonably required or desirable to effectuate the transactions contemplated by this Agreement and put Buyer in operating control of the assets, properties and Business of the Company as of the Closing and to carry out the purpose and intent of this Agreement. Each Party shall use its respective reasonable best efforts to take such other actions to ensure that, to the extent within its control or capable of influence by it, the transactions contemplated by this Agreement shall be fully carried out in a timely fashion. Except as set forth in Section 4.5 and Section 4.9, each of the Parties shall use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its reasonable best efforts to ensure that the conditions to the obligations of the other Parties to consummate the transactions contemplated hereby are satisfied.

4.5 Governmental and Third-Party Notices and Consents.

(a) Subject to the further subsections of this Section 4.5, each Party shall use reasonable best efforts to obtain, at its expense (subject to Section 8.5), any waiver, Permit, consent, approval or other authorization from any Governmental Entity or third parties, in each case, as necessary to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable Laws relating to this Agreement or the transactions contemplated hereby, including by effecting any registration, filing or notice with or to any Governmental Entity in order to obtain any such waiver, Permit, consent, approval or other authorization.

(b) In furtherance and not in limitation of the obligations set forth in Section 4.5(a), each of the Company, Buyer and Merger Sub (and their respective Affiliates, if applicable) shall: (i) promptly, but in no event later than ten (10) Business Days after the execution of this Agreement, file any and all notices, reports and other documents required to be filed by such Party under the HSR Act with respect to the transactions contemplated by this Agreement; and shall use reasonable best efforts promptly to cause the expiration or termination of any applicable waiting period under the HSR Act (including, at the Company’s request, seeking to obtain early termination of the waiting period thereunder), (ii) as promptly as reasonably practicable provide such information as may reasonably be requested by the DOJ or the FTC under the HSR Act or by any other Governmental Entity under any other applicable Antitrust Laws in connection with the transactions contemplated by this Agreement, as well as any information required to be submitted to comply with, a request for additional information in order to commence or end a statutory waiting period, (iii) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by this Agreement, and (iv) promptly take, and cause its Affiliates to take, all reasonable actions and steps requested or required by any Governmental Entity as a condition to granting any consent, Permit, authorization, waiver, clearance or approval, and to cause the prompt expiration or termination of any applicable waiting period and to resolve such objections, if any, of the FTC and the DOJ, or other Governmental Entities of any other jurisdiction for which consents, Permits, authorizations, waivers, clearances, approvals or expirations or terminations of waiting periods are required with respect to the transactions contemplated by this Agreement; provided that the Company will only be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is binding on the Company only in the event the Closing occurs.

(c) Without limiting the generality of anything contained in this Section 4.5, each Party hereto shall (i) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, Litigation or Action by or before any Governmental Entity with respect to the transactions contemplated by this Agreement, (ii) keep the other Parties reasonably informed as to the status of any such request, inquiry, investigation, Litigation, or Action, (iii) promptly inform the other Parties of any communication to or from the FTC, the DOJ or any other Governmental Entity regarding the transactions contemplated by this Agreement, or regarding any such request, inquiry, investigation, Litigation or Action, and provide a copy of all written communications and (iv) pull and re-file any notice under the HSR Act only with the consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed). Subject to applicable Law, in advance and to the extent practicable, each of Buyer, Merger Sub or the Company, as the case may be, will consult the other on all the information relating to Buyer, Merger Sub or the Company, as the case may be, and any of their respective Affiliates that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement and shall incorporate all comments reasonably proposed by Buyer, Merger Sub or the Company, as the case may be; provided, however, that, if review of any information would be material in connection with any second request (or similar process), such information shall be provided solely to those individuals acting as outside antitrust counsel for the other Parties provided that such counsel shall not disclose such information to such other Parties and shall enter into a joint defense or interest agreement with the providing Party. In addition, except as may be prohibited by any Governmental Entity or by any applicable Law, in connection with any such request, inquiry, investigation, Litigation or Action in respect of the transactions contemplated by this Agreement, each Party will permit authorized Representatives of the other Party to be present at each meeting or conference relating to such request, inquiry, investigation, Litigation or Action and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, Litigation or Action.

(d) In furtherance and not in limitation of the foregoing, Buyer and Merger Sub agree to take promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under Antitrust Laws that may be required by any Governmental Entity, so as to enable the Parties to consummate the transactions contemplated by this Agreement as soon as practicable (and in any event no later than five (5) Business Days prior to the Outside Date), including (i) committing to or effecting, by consent decree, hold separate order, trust, or otherwise, the sale, license, transfer, assignment, dissolution or other disposition of assets, product lines or businesses of Buyer, Merger Sub or the Company or their respective Subsidiaries, (ii) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, collaborations, relationships, ventures, contractual rights, obligations or other arrangements of Buyer, Merger Sub or the Company or their respective Subsidiaries and (iii) creating or consenting to create any relationship, venture, contractual right, obligation, behavioral undertaking or other arrangement of Buyer, Merger Sub or the Company or their respective Subsidiaries (and, in each case, to enter, or offer to enter, into agreements and stipulate to the entry of an Order or decree or file appropriate applications with any Governmental Entity in connection with any of the foregoing and in the case of actions by or with respect to the Company or its businesses or assets, by consenting to such action by the Company; provided, however, that any such action may, at the discretion of the Company, be conditioned upon consummation of the transactions contemplated by this Agreement) (each, a “Divestiture Action”) as may be necessary or required, to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order, decree or ruling, that would otherwise have the effect of preventing consummation of the transactions contemplated by this Agreement, and to ensure that no Governmental Entity with the authority to clear, authorize or otherwise approve consummation of the transactions contemplated by this Agreement, fails to do so as promptly as practicable and in any event no later than four (4) Business Days prior to the Outside Date. Prior to the Closing, Buyer will not, will cause Parent Guarantor not to, and will neither suffer nor permit the Equity Financing Sources (and the managers, investment advisors or other controlling Persons of the Equity Financing Sources or any affiliated investment funds) to, take any action that is or would reasonably be expected to be a proximate cause of any failure to obtain satisfaction of the closing conditions set forth in Section 5.2 or 5.3.

(e) In the event that any Litigation or Action is commenced challenging the transactions contemplated by this Agreement and such Litigation or Action seeks, or would reasonably be expected to seek, to prevent consummation of the transactions contemplated by this Agreement, Buyer and Merger Sub shall take any and all action to resolve any such Litigation or Action and each of the Company, Buyer and Merger Sub shall cooperate with each other and use its respective reasonable best efforts to contest any such Litigation or Action and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

4.6 Indemnification of Directors and Officers.

(a) Indemnification. Without limiting any additional rights that any D&O Indemnified Person may have under any other Contract with the Company, from and after the Closing, Buyer shall, and shall cause the Surviving Company, to the fullest extent permitted under applicable Law (but solely to the extent and scope provided by the Company as of the date hereof pursuant to the Company Organizational Documents or any indemnification or similar Contract to which the Company is a party as of the date hereof) to, indemnify (and advance funds in respect thereof) each present and former director or officer of the Company (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Person”) against any cost or expense (including advancing reasonable and documented attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each D&O Indemnified Person to the fullest extent permitted by Law), judgment, fine, loss, claim, damage, Liability and amount paid in settlement in connection with any actual or threatened Litigation or Action, arising out of, relating to or in connection with any action or omission by such D&O Indemnified Person in his or her capacity as a director or officer occurring or alleged to have occurred prior to the Closing (including acts or omissions in connection with such D&O Indemnified Person’s service as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company). In the event of any such Litigation or Action, Buyer shall reasonably cooperate with the D&O Indemnified Person in the defense of any such Litigation or Action.

(b) Survival of Indemnification. To the fullest extent not prohibited by applicable Law, from and after the Closing, all rights to indemnification existing as of the date hereof in favor of the D&O Indemnified Persons with respect to their activities as such prior to the Closing Date, as provided in the Company Organizational Documents or any indemnification agreement of the Company in effect on the date of such activities or otherwise in effect on the date hereof, shall survive the Closing and shall continue in full force and effect in accordance with their respective terms.

(c) Insurance. Prior to the Closing, the Company shall obtain on behalf of the Company fully paid, at Buyer’s expense and at no expense to the beneficiaries, non-cancellable “tail” insurance policies with a claims period of at least six (6) years from and after the Closing from insurance carriers with the same or better claims-paying ability ratings and credit ratings as the Company’s current insurance carriers with respect to directors’ and officers’ liability insurance policies and fiduciary liability insurance policies (collectively, “D&O Insurance”), for the Persons who are or were prior to the date hereof, covered by the Company’s existing D&O Insurance, with terms, conditions, retentions, limits of liability and levels of coverage that are at least as favorable as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Closing (including in connection with this Agreement or the Merger). The Surviving Company shall not modify, change or alter the D&O Insurance in any manner that would impair such coverage.

(d) Successors. In the event that, after the Closing Date, the Company or Buyer or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or a substantial portion of its properties and assets to any Person, then, and in either such case, proper provisions shall be made so that the successors and assigns of the Company or Buyer, as the case may be, shall assume the obligations set forth in this Section 4.6.

(e) Benefit. The provisions of this Section 4.6 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person, his or her heirs, executors or administrators and his or her other representatives.

4.7 Requisite Company Securityholder Approval; Company Information Statement.

(a) As soon as practicable following the execution of this Agreement, and in any event no later than 11:59 P.M. ET on the date hereof, the Company shall use reasonable best efforts to obtain and deliver to Buyer evidence of the Requisite Company Securityholder Approval.

(b) As promptly as practicable after the receipt of the Requisite Company Securityholder Approval and in any event no later than ten (10) Business Days following the date of this Agreement, the Company shall prepare and deliver to every Company Stockholder as of the record date determined by the Company for such purpose, the notices required by Section 228(e) and 262 of the DGCL and an information statement prepared in accordance with the DGCL and applicable Law relating to the action of the Company’s stockholders by written consent in lieu of a meeting to approve and adopt this Agreement and approve the Merger, and accurately describing, in all material respects, the material terms and conditions set forth in this Agreement and the transactions contemplated hereby and the applicable provisions of the DGCL, including such provisions with respect to appraisal rights (together with any amendments thereof or supplements thereto, the “Company Information Statement”). The Company Information Statement shall reflect that the board of directors of the Company approved and adopted this Agreement and shall include such information as is required pursuant to the DGCL. The Company shall afford Buyer and its counsel a reasonable opportunity to review and comment upon the Company Information Statement or other materials or notices relating thereof, and the Company will consider in good faith any comments received from Buyer and its counsel prior to the Company Information Statement or such other materials or notices being delivered to the Company Stockholders.

4.8 Retention of and Access to Records. For a period of five (5) years after the Closing Date (or such longer period as may be required by applicable Law), Buyer shall, and shall cause its Affiliates to (a) retain the books and records of the Company relating to periods prior to the Closing in accordance with Buyer’s document retention policies as in effect from time to time and (b) provide the Securityholder Representative and its Representatives reasonable access thereto, during normal business hours and on at least five (5) Business Days’ prior written notice, to the extent reasonably necessary for the Securityholder Representative to respond to any proceeding or inquiry by a Governmental Entity or as otherwise required by Law.

4.9 Employment and Benefits Matters.

(a) For the period commencing at the Effective Time and ending twelve (12) months after the Effective Time, Buyer shall cause the Surviving Company to maintain (i) base salary and annual incentive opportunities (other than equity-based incentives), for the employees of the Company who remain employed after the Effective Time (the “Company Employees”), at levels that are substantially comparable in the aggregate to those in effect for the Company Employees immediately prior to the Effective Time, and (ii) health and welfare benefits, retirement benefits and other employee benefits (other than equity-based incentives) that are substantially comparable in the aggregate to those provided to similarly situated employees of Buyer and its Affiliates; provided, that to the extent that a Company Employee continues to participate in an Employee Plan following the Effective Time, such continued participation on terms substantially comparable to those offered immediately prior to the Effective Time will be deemed to satisfy the requirements of clause (ii) of this Section 4.9(a). Buyer will treat, and cause the applicable benefit plans to treat, the service of the Company Employees with the Company attributable to any period before the Effective Time as service rendered to Buyer or any of its Subsidiaries for purposes of eligibility and vesting under Buyer’s vacation program, health or welfare plan(s) maintained by Buyer and Buyer’s defined contribution plans, except, in each case, where credit would result in duplication of benefits. Without limiting the foregoing, to the extent that any Company Employee participates in any health or other group welfare benefit plan of Buyer following the Effective Time, Buyer shall use reasonable best efforts to cause (A) any pre-existing condition limitation, eligibility waiting period or required physical examination under any health or similar welfare plan of Buyer to be waived with respect to the Company Employees and their eligible dependents, to the extent waived under the corresponding plan in which the Company Employee participated immediately prior to the Effective Time, and (B) any deductible paid by the Company Employee under any of the Company’s health plans in the plan year in which the Effective Time occurs to be credited towards deductibles under the health plans of Buyer or any of its Subsidiaries.

(b) To the extent requested by Buyer in writing no later than fifteen (15) days prior to the anticipated Closing Date, the Company shall, prior to the Closing Date, take such corporate action as is necessary to cause the Paragon Bioservices, Inc. 401(k) Plan (the “Company 401(k) Plan”) to be terminated effective immediately prior to the Closing, subject to the consummation of the transactions contemplated by this Agreement, and, in connection therewith, Buyer or its Affiliates, as applicable, shall take all steps reasonably necessary to permit each Company Employee who was participating in the Company 401(k) Plan immediately prior to the Closing to begin participating in a 401(k) plan maintained by Buyer or one of its Affiliates, subject to the eligibility requirements applicable to similarly situated employees of Buyer and its Affiliates as of the Closing.

(c) Nothing in this Agreement shall confer upon any Company Employee any right to continue in the employ or service of Buyer or any of its Affiliates, or shall interfere with or restrict in any way the rights of Buyer, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 4.9 shall (i) be deemed or construed to be an amendment or other modification of any Employee Plan or Buyer employee benefit plan, or (ii) create any third-party right in any current or former employee, director or other service provider of Buyer, the Company or any of their respective Affiliates (or any beneficiary or dependent thereof).

(d) Section 280G Waiver and Approval Process.

(i) Buyer and the Company acknowledge that certain amounts which may be received by any Person in connection with the Merger may be deemed to constitute a “parachute payment” (within the meaning of Section 280G). The Company shall use commercially reasonable efforts to obtain, prior to the solicitation of the requisite Company Stockholders (as described in Section 4.9(d)(ii)), a Section 280G Waiver from each Disqualified Individual, as determined immediately prior to the initiation of the solicitation of the requisite Company Stockholder approval described in Section 4.9(d)(ii), and who might otherwise receive or have the right or entitlement to receive a “parachute payment” under Section 280G in connection with the Merger, unless the requisite Company Stockholder approval of such “parachute payments” is obtained pursuant to Section 4.9(d)(ii).

(ii) Subject to the last sentence of this Section 4.9(d)(ii), as soon as practicable following the receipt by the Company of the Section 280G Waivers for the applicable individuals described in Section 4.9(d)(i), the Company shall submit to the applicable Company Stockholders for approval in accordance with Section 280G(b)(5)(B) of the Code any payments and benefits that are subject to a Section 280G Waiver, such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G. Prior to the Closing, the Company shall deliver to Buyer, with respect to any payments or benefits that are subject to a Section 280G Waiver: (A) evidence that a Company Stockholder vote was solicited in conformance with Section 280G, and the requisite Company Stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Company Stockholder vote (the “Section 280G Approval”), or (B) notice that the Section 280G Approval was not obtained and as a consequence, pursuant to the Section 280G Waiver, such “parachute payments” shall not be made or provided. The Company shall deliver to Buyer at least two (2) Business Days prior to submission to the Company Stockholders copies of all documents being submitted by the Company to the Company Stockholders pursuant to this Section 4.9(d)(ii), as well as the underlying calculation materials, and Buyer shall provide comments as soon as reasonably practicable after receipt of such materials that the Company shall reasonably consider prior to distributing the applicable documents to the Company Stockholders; provided that, in any event, the Company’s inadvertent failure to include in the materials for Section 280G

Approval described herein any Contract, agreement, or plan that is entered into by Buyer, the Surviving Company or any of their respective Affiliates and a Disqualified Individual in connection with the transactions contemplated by this Agreement before the Closing Date and which is known to the Company will not result in a breach of the covenants set forth in this Section 4.9(d).

4.10 No Solicitation. Between the date hereof and the Closing Date, neither the Company nor any of its Representatives shall directly or indirectly (including by way of providing information regarding the Company or the Business to any Person or providing access to any Person) (a) solicit any offer, proposal or inquiry (oral, written or electronic), or encourage or facilitate the solicitation of any offer, proposal or inquiry (oral, written or electronic) relating to any potential Competing Transaction; (b) participate in, continue or engage in any discussion or negotiation relating to, furnish any information concerning the Company or the Business or any property of the Company with respect to, afford access to any of its or their properties or business records in connection with, or facilitate in any other manner any effort or attempt by any Person other than Buyer to make or seek any potential Competing Transaction; or (c) enter into any agreement, arrangement or understanding (oral, written or electronic) relating to any potential Competing Transaction. The Company shall promptly notify Buyer if any such offer or inquiry is received by, any such information is requested from or any such negotiation or discussion is sought to be initiated or continued with the Company or any of their respective Representatives, including the nature and terms of any of the foregoing and any modification to the nature or terms relating to any potential Competing Transaction. The Company shall, and shall cause its Affiliates to, advise their applicable officers, directors, managers, equityholders and executive employees of the existence of the foregoing covenants, and the Company shall, and shall cause its Affiliates to respond to any inquiry received by their respective Representatives regarding any Competing Transaction by stating that the Company and its Affiliates are subject to the foregoing covenants.

4.11 Financial Statement Preparation. The Company shall use its reasonable best efforts prior to Closing to prepare, or assist Buyer in causing to be prepared, as promptly as practicable, any financial statements that Buyer is required to file with the SEC pursuant to Form 8-K and Rule 3-05 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or that are necessary in order for Buyer to comply with Article 11 of Regulation S-X under the Exchange Act (which, for the avoidance of doubt, shall include (a) the audited balance sheets and the related audited statements of operations, changes in stockholders’ equity (deficit) and cash flows of the Company as of and for the fiscal years ended December 31, 2017 (the “2017 Audited Financial Statements”) and December 31, 2018 (the “2018 Audited Financial Statements” and, together with the 2017 Audited Financial Statements, the “Audited Financial Statements”), in each case, audited in accordance the American Institute of Certified Public Accountants (“AICPA”) standards by auditors selected by the Company (provided that such auditors are reasonably expected to be able to deliver such audited financial statements and the “comfort letters” described below prior to the date that is seventy six (76) days following the Closing Date) that are independent thereunder and who can provide customary “comfort letters” (including customary “negative assurances”) with respect to such financial statements included in any offering memorandum for a Rule 144A offering of debt securities of Buyer, (b) the unaudited balance sheets and related statements of operations and cash flows of the Company for each subsequent fiscal quarter after the most recent balance sheet date described in clause (a) that ends at least forty-five (45) calendar days prior to the Closing Date (including the comparable information for the comparable prior-year period), in each case, reviewed in accordance with AICPA Statement of Auditing Standards 100 by AICPA independent auditors selected by the Company (provided that such auditors are reasonably expected to be able to deliver such reviewed financial statements and the “comfort letters” described below prior to the date that is seventy six (76) days following the Closing Date) who can provide customary “comfort letters” (including customary “negative assurances”) with respect to such financial statements included in any offering memorandum for a Rule 144A offering of debt securities of Buyer (collectively, the “Interim Financial Statements”), and (c) information regarding the Company necessary for Buyer’s preparation of customary pro forma financial statements that comply with Rule 11-02(c)(3) of Regulation S-X under the Securities Act, including the unaudited balance sheets and related statements of operations and cash flows of the Company for the six month periods ended June 30, 2017 and 2018 (the “11-02(c)(3) Company Information”), in each case, reviewed in accordance with AICPA Statement of Auditing Standards 100 by AICPA independent auditors selected by the Company (provided that such auditors are reasonably expected to be able to deliver such reviewed financial statements and the “comfort letters” described below prior to the date that is seventy six (76) days following the Closing Date) who can provide customary “comfort letters” (including customary “negative assurances”) with respect to such financial statements included in any offering memorandum for a Rule 144A offering of debt securities of Buyer (the 11-02(c)(3) Company Information, together with the 2017 Audited Financial Statements, the “11-02(c)(3) Financial Statements”). The Company shall use its reasonable best efforts to obtain the consents of its auditors with respect to the 2018 Audited Financial Statements as may be required by applicable SEC regulations and Form 8-K. Buyer and Merger Sub acknowledge and agree that delivering or obtaining the financial statements and other documents and information contemplated by this Section 4.11 is not a condition to Closing and shall in no event delay the consummation of the Closing.

4.12 Cooperation; Financial Information.

(a) From the date hereof until the earlier of the Closing and termination of this Agreement as provided herein, Buyer (and, with respect to the Equity Financing, Parent Guarantor) shall use reasonable best efforts to, and use reasonable best efforts to cause its Representatives to use reasonable best efforts to, take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to arrange and consummate the Financing, including with respect to the (i) Debt Financing: by maintaining the Debt Commitment Letter in full force and effect, and obtaining the financing contemplated thereby as promptly as reasonably practicable, and in any event by the Closing Date, on the terms and conditions set forth in the Debt Commitment Letter (including the “market flex” provisions in the fee letter), including complying with Buyer’s obligations under the Debt Commitment Letter and using reasonable best efforts to, and using reasonable best efforts to cause its Representatives to use reasonable best efforts to, (A) as promptly as practicable, negotiate, execute, and deliver definitive agreements with respect to the Financing contemplated by the Debt Commitment Letter on the terms and conditions contemplated thereby (including the “market flex” provisions in the fee letter), (B) satisfy (or seek the waiver of), on a timely basis, all conditions to funding that are applicable to Buyer in the Debt Commitment Letter, (C) require the Debt Financing Sources to abide by their obligations under the Debt Commitment Letter and (D) subject to the satisfaction of the conditions set forth in the Debt Commitment Letter and Article 5, consummate the Debt Financing at or prior to the Closing Date, and (ii) Equity Financing: by maintaining the Equity Commitment Arrangements in full force and effect, and obtaining the financing contemplated thereby as promptly as reasonably practicable, and in any event by the Closing Date, on the terms and conditions set forth in the Equity Commitment Arrangements, including complying with Parent Guarantor’s and Buyer’s obligations under the Equity Commitment Arrangements and using reasonable best efforts to, and using reasonable best efforts to cause its Representatives to use reasonable best efforts to, (A) as promptly as practicable, negotiate, execute, and deliver definitive agreements with respect to the Financing contemplated by the Equity Commitment Arrangements on the terms and conditions contemplated thereby, (B) satisfy (or seek the waiver of), on a timely basis, all conditions to funding that are applicable to Parent Guarantor and Buyer in the Equity Commitment Arrangements, (C) require the Equity Financing Sources to abide by their obligations under the Equity Commitment Arrangements and (D) subject to the satisfaction of the conditions set forth in the Equity Commitment Arrangements and Article 5, consummate the Equity Financing at or prior to the Closing Date. In furtherance and not in limitation of the foregoing, in the event that any portion of the Financing becomes unavailable on the terms and conditions set forth in the Commitment Arrangements or it becomes reasonably likely that it would become so unavailable, Parent Guarantor (with respect to the Equity Financing) and Buyer shall as promptly as practicable (and in any event within two (2) Business Days) following the occurrence of such event, notify the Company thereof in writing and use reasonable best efforts to, and use reasonable best efforts to cause its Representatives to use reasonable best efforts to, obtain (x) alternative financing from alternative sources in an amount sufficient to pay the Required Closing Amount and consummate the transactions contemplated by this Agreement that does not contain any condition to funding that would be more onerous than those contained in the Debt Commitment Letter or Equity Commitment Arrangements, as applicable, on the date of this Agreement or any term that would reasonably be expected to prevent, materially delay or impede the consummation of the financing thereunder and that is otherwise on terms no less favorable, in the aggregate, to Parent Guarantor (with respect to the Equity Financing) or Buyer than the Debt Commitment Letter or Equity Commitment Arrangements, as applicable, as of the date of this Agreement (the “Alternate Financing”), and (y) one or more new financing commitment letters or agreements with respect to such Alternate Financing (each, a “New Commitment Arrangement”), in each case, which New Commitment Arrangement(s) will replace the existing applicable Commitment Arrangement in whole or in part. Parent Guarantor (with respect to the Equity Financing) and Buyer shall promptly provide the Company with a true, complete and accurate copy of any New Commitment Arrangement, together with any related exhibit, schedule, supplement and term sheet, and a true, complete and accurate copy of any fee letter in connection with any New Commitment Arrangement replacing all or any part of the Debt Commitment Letter (it being understood that the fee amounts and other economic terms in such letter will be redacted in a customary manner; provided that such redactions do not include, for the avoidance of doubt, any terms that would adversely affect the conditionality or availability of the Alternate Financing, and none of the redacted provisions would allow the financing sources thereof to reduce the amount of funding to be provided under the New Commitment Arrangement (or the definitive documentation entered into pursuant thereto) or change the conditions on which such funding is available if in any such case any such change would reasonably be expected to prevent, materially delay or impede the consummation of the financing thereunder). In the event that any New Commitment Arrangement is obtained, (A) any reference in this Agreement to the “Commitment Arrangements”, “Debt Financing”, “Debt Commitment Letter”, “Equity Financing”, “Equity Commitment Arrangements” or “Financing” shall mean the Commitment Arrangements, Debt Financing, Debt Commitment Letter, Equity Financing or Equity Commitment Arrangements, as applicable, to the extent not superseded and still in effect at the time in question and such New Commitment Arrangement (along with any related fee letter), and (B) any reference in this Agreement to the “Debt Financing”, “Equity Financing” or the “Financing” will mean the Debt Financing, Equity Financing or Financing contemplated by the applicable Commitment Arrangements as modified pursuant to the foregoing.

(b) Neither Parent Guarantor (with respect to the Equity Financing) nor Buyer will consent to any amendment, restatement, replacement, supplement, termination, assignment, modification or waiver of any provision (including any condition) of, or remedy under, the Commitment Arrangements without the prior written consent of the Company, to the extent such amendment, restatement, replacement, supplement, termination, assignment, modification or waiver (i) reduces the aggregate amount of the Financing below the Required Closing Amount, (ii) imposes new or additional conditions, or otherwise expands or adversely modifies any of the conditions, to the availability or funding of the Financing, (iii) adversely affects the ability of Parent Guarantor (with respect to the Equity Financing) or Buyer to enforce its rights against the other parties to the Equity Commitment Arrangements, or (iv) individually or in the aggregate, would reasonably be expected to (A) prevent, materially delay or impede the Closing, (B) make the funding of the Financing or satisfaction of the conditions to obtaining the Financing, in each case necessary to pay the Required Closing Amount and consummate the transactions contemplated hereby, less likely in any material respect to occur at or prior to the Closing, or (C) adversely affect the ability of Buyer in any material respect to consummate timely the transactions contemplated hereby (each of the items described in the foregoing clauses (i) through (iv) being referred to herein as a “Restricted Modification”); provided, however, that, so long as not constituting a Restricted Modification, Buyer may (A) amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, agents, syndication agents, documentation agents, or similar entities who had not executed the Debt Commitment Letter as of the date hereof in accordance with the provisions hereof and of the Debt Commitment Letter, (B) amend or otherwise modify the Debt Commitment Letter to implement any flex provisions applicable thereto, or (C) otherwise amend, modify or replace, or agree to any waiver in respect of, the Debt Commitment Letter or the Equity Commitment Arrangements in connection with an Alternate Financing so long as the requirements with respect to Alternate Financings set forth in Section 4.12(a) are satisfied. Each of Parent Guarantor (with respect to the Equity Financing) and Buyer shall keep the Company informed on a reasonably current basis and in reasonable detail with respect to all material activity and developments concerning the status of its efforts to arrange and consummate the Financing. Without limiting the foregoing, each of Parent Guarantor (with respect to the Equity Financing) and Buyer shall promptly (and in any event within two (2) Business Days after it becomes aware thereof) notify the Company of (i) the expiration or termination of any Commitment Arrangement or any definitive agreement related to the Financing, (ii) any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by any party to the Commitment Arrangements or any definitive agreement related to the Financing, (iii) receipt of any written notice or other written communication from any Financing Source party to any Commitment Arrangement with respect to any: (A) actual default, termination or repudiation by such Financing Source of any Commitment Arrangement or (B) material dispute or disagreement between or among any parties to any Commitment Arrangement or any definitive agreement related to the Financing (in each case, other than ordinary course negotiations), (iv) if for any reason Parent Guarantor (with respect to the Equity Financing) or Buyer no longer believes that it will be able to satisfy any term or condition that is required to be satisfied as a condition to the availability or funding of the full amount of the Financing, or that the Financing will not be made available to Parent Guarantor (with respect to the Equity Financing) or Buyer, on the Closing Date and (v) if for any reason Parent Guarantor (with respect to the Equity Financing) or Buyer no longer believes Buyer shall have at the Closing sufficient cash, available lines of credit and other sources of immediately available funds to pay the Required Closing Amount and consummate all of the transactions contemplated hereunder on the Closing Date. For the avoidance of doubt, the execution, delivery and performance of the Equity Commitment Arrangements by the parties thereto will not relieve Parent Guarantor or Buyer of any of its obligations under this Section 4.12 unless and until the Equity Financing is consummated in accordance with the Equity Commitment Arrangements and all proceeds thereof are contributed to Buyer.

(c) From the date hereof until the earlier of the Closing and termination of this Agreement as provided herein, the Company shall, and shall use reasonable best efforts to cause its Representatives to use reasonable best efforts to, provide such cooperation and assistance to Buyer, at Buyer’s sole cost and expense, in connection with the arrangement of the Debt Financing as is (x) customary for debt financings of the type contemplated by the Debt Commitment Letter and (y) reasonably requested by Buyer, including the following actions:

(i) participating, at mutually agreed upon times and subject to customary confidentiality agreements, in (A) a reasonable number of meetings with the Debt Financing Sources and prospective providers of the Debt Financing (and causing the members of senior management of the Company to participate in such meetings), (B) rating agency presentations in respect of the Debt Financing and (C) due diligence sessions with the Debt Financing Sources and prospective providers of the Debt Financing, and cooperating reasonably with the marketing efforts of Buyer and the Debt Financing Sources in connection with all or any portion of the Debt Financing;

(ii) using reasonable best efforts to assist Buyer and the Debt Financing Sources in the preparation of rating agency presentations, bank information memoranda (including a version thereof that does not contain material non-public information), lender presentations, and other similar materials for the Debt Financing, including, to the extent requested by the Debt Financing Sources, to cause the execution and delivery of reasonable and customary representation and authorization letters in connection with any bank information memoranda;

(iii) (A) furnishing to Buyer and the Debt Financing Sources as promptly as reasonably practical the Company Financial Statements (which Buyer acknowledges and agrees have been furnished as of the date of this Agreement), and (B) using reasonable best efforts to furnish to Buyer and the Debt Financing Sources as promptly as reasonably practical such financial or pertinent information regarding the Company as may be reasonably available to the Company and that is (I) reasonably requested by Buyer in connection with the preparation of a confidential information memorandum customary for the type of financing contemplated by the Debt Commitment Letter as in effect on the date hereof, and (II) reasonably necessary in order to consummate the Debt Financing;

(iv) cooperating reasonably with the Debt Financing Sources’ customary due diligence;

(v) using reasonable best efforts to take such actions as are reasonably requested by Buyer or the Debt Financing Sources to facilitate the satisfaction of the conditions set forth in the Debt Commitment Letter (including reasonably facilitating, effective no earlier than the Closing Date, the taking of collateral of the Company contemplated by the Debt Commitment Letter) and the taking of corporate actions by the Company with respect to entering into definitive documentation with respect to the Debt Financing; provided that any such corporate action shall be contingent upon, and shall only be effective as of, the Closing;

(vi) executing and delivering, at and effective as of the Closing, such definitive financing documents and other customary closing documents as may be reasonably requested by Buyer and are required in connection with the Debt Financing;

(vii) cooperating reasonably in connection with (A) the termination of existing guarantees of Indebtedness and the release of related Liens, if any, at and effective as of the Closing and the payoff of the Repaid Debt in accordance with this Agreement and the payoff letters and lien termination documentation delivered in accordance herewith, and (B) Buyer’s efforts to effect the replacement or backing of any outstanding letter of credit maintained or provided by the Company at and effective as of the Closing;

(viii) at least five (5) Business Days prior to the Closing Date, providing all documentation and other information regarding the Company required by regulatory authorities under applicable “know your customer” and anti-money laundering Laws, including the USA PATRIOT Act and the “Beneficial Ownership Regulations” (31 CFR §1010.230), including any certification regarding individual beneficial ownership solely to the extent required by 31 CFR §1010.230, that has been requested in writing by Buyer at least eight (8) Business Days prior to the Closing Date in order to satisfy the conditions set forth in the Debt Commitment Letter (if applicable); and

(ix) facilitate the taking of all corporate or similar actions reasonably requested by Buyer to permit the consummation of the Debt Financing (it being understood that all such actions shall be contingent on the occurrence of, and no such action will be effective until at or after, the Closing Date).

(d) Notwithstanding anything to the contrary in the requirements of Section 4.12(c), (i) the Company shall not be required to enter into or approve (or commit to enter into or approve) any certificate, document, agreement, instrument, or financing agreement, in each case, that will be effective prior to the Closing Date (other than reasonable and customary representation and authorization letters (including with respect to the absence or the presence of material non-public information) in connection with any bank information memoranda as contemplated above and subject to customary exclusions), (ii) the Company and its

Representatives shall not be required (A) to pay or commit to pay any commitment or other fee or incur any other Liability (including any guarantee, indemnity or pledge) in connection with the Financing prior to the Closing or that would be treated as a Company Transaction Expense, (B) provide any cooperation that would unreasonably interfere with the ongoing operations of the Company, (C) take any action that would result in any officer, director or other Representative of the Company incurring any personal liability with respect to any matters relating to the Financing or (D) deliver or cause the delivery of any legal opinions or any certificate as to solvency, and (iii) nothing herein will require the Company or any of its Representatives to provide any information or take any action, the disclosure or taking of which would violate applicable Law, any fiduciary duty, any Contract, or obligation of confidentiality owing to a third party, or jeopardize the protection of the attorney-client privilege (it being agreed that the Company shall give notice to Buyer of the fact that it is withholding such information or documents on the basis of any such Law, duty, Contract, obligation or privilege, shall withhold only that portion of such information that is reasonably necessary to be withheld to not violate any applicable Law, duty, Contract or obligation and to preserve the attorney-client privilege, and thereafter the Company shall use its reasonable best efforts to cause such information to be provided in a manner that would not reasonably be expected to violate such Law, duty, Contract or obligation or waive the attorney-client privilege). The Company and its Representatives shall be given a reasonable opportunity to review (following reasonable request therefor) and comment on any documentation and any materials that are to be presented during any meetings conducted in connection with the Financing, and Buyer shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its Representatives.

(e) Buyer will, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Company or any of its Representatives in connection with the Financing, including in connection with the cooperation of the Company and any of its Representatives contemplated by this Section 4.12. Buyer shall indemnify and hold harmless the Company and its Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, and penalties incurred or suffered by them in connection with the Financing; provided that Buyer shall not have any obligation to indemnify and hold harmless any such party or Person to the extent that any such damages suffered or incurred result from the Company’s or its Representatives’ willful misconduct or gross negligence, in each case, as determined in a final, non-appealable decision of a court of competent jurisdiction.

(f) Buyer and Merger Sub acknowledge and agree that obtaining the Financing is not a condition to Closing.

(g) The Company hereby consents to the use of its logos in connection with the Debt Financing; provided that such logos are used solely in a manner that does not, and would not reasonably be likely to, harm or disparage the Company or any of its Affiliates or their reputation or goodwill. All non-public information regarding the Company and its Affiliates provided to any of Buyer, the Financing Sources or any of their respective Representatives pursuant to this Section 4.12 shall be kept confidential, except for disclosure to potential lenders and investors and their respective Representatives that is reasonably required in connection with the Financing and is subject to customary confidentiality protections.

4.13 Affiliate Arrangements. Except for the Contracts and other Affiliate Arrangements set forth on Schedule 4.13, on or prior to the Closing, the Company shall terminate all Affiliate Arrangements in a manner and on such terms that shall not subject the Company, Buyer or their respective Affiliates to any ongoing Liability or require the Company or its Affiliates to make any termination, indemnity or other payment on or after the Closing Date.

4.14 Tax Matters.

(a) All transfer, excise, documentary, sales, use, stamp, registration and other such taxes and fees (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by (i) the Company Securityholders as a Company Transaction Expense pursuant to Section 8.5 or (ii) to the extent any such Transfer Taxes are not provided for in Company Transaction Expenses, the Securityholder Representative (on behalf of the Company Securityholders). The Party responsible under applicable Law for filing any tax return and other documentation with respect to any such Transfer Tax shall prepare and file all such tax returns and other documentation, and each other Party shall, and shall cause its Affiliates to, cooperate with respect to the preparation and filing of such tax returns and other documentation.

(b) Any compensatory payment under this Agreement, including with respect to holders of vested Options with respect to such Options, shall be subject to withholding and Tax reporting, and all such withholding and Tax reporting shall be effectuated by use of the payroll system of the Company or Surviving Company, as applicable.

4.15 Representations and Warranties Insurance Policy. In the event Buyer, Merger Sub or any of their respective Affiliates elects to obtain a representations and warranties insurance policy in respect of the representations and warranties contained in this Agreement or in any certificate or other instrument contemplated by or delivered in connection with this Agreement, (a) all premiums, underwriting fees, brokers’ commissions and other costs and expenses related to such representations and warranties insurance policy shall be borne solely by Buyer, Merger Sub or such Affiliate and (b) such representations and warranties insurance policy shall not provide for any “seller retention” (as such phrase is commonly used in the representations and warranty policy industry) and shall expressly waive any claims of subrogation, except in the case of fraud.

ARTICLE 5

CONDITIONS PRECEDENT TO THE OBLIGATION

OF BUYER AND MERGER SUB TO CLOSE

The obligations of Buyer and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver by Buyer in writing, as of the Closing Date, of the following conditions:

5.1 Representations, Warranties and Covenants; No Company Material Adverse Effect.

(a) Each of the representations and warranties (i) made by the Company in Article 2 of this Agreement (other than the representations and warranties made in Section 2.1 (Organization and Standing), Section 2.2 (Capitalization), Section 2.3 (No Subsidiaries), Section 2.4 (Authority to Execute and Perform Agreements) and Section 2.25 (Brokers) (collectively, the “Fundamental Representations”)) shall be true and correct, without regard to any qualification as to “material”, “materiality”, or “Company Material Adverse Effect” (or any correlative term) contained in such representations and warranties (except for any use of the term “Material Agreement” and the reference to “Company Material Adverse Effect” in Section 2.9(b)), as of the date hereof and the Closing Date, other than representations and warranties made as of a particular date (in which case such representations and warranties shall be true and correct as of such date), in each case, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had a Company Material Adverse Effect, and (ii) that is a Fundamental Representation shall be true and correct in all material respects, as of the date hereof and the Closing Date, other than (x) any Fundamental Representation made as of a particular date (in which case such Fundamental Representation shall be true and correct as of such date) and (y) the first sentence of Section 2.2, which shall be true and correct in all respects as of the date hereof and as of the Closing Date except for any de minimis inaccuracy.

(b) The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date; provided, that for purposes of this Section 5.1(b), a breach by the Company of Section 4.11 or 4.12 or any other provision in this Agreement relating to the Financing shall not be taken into account in determining whether the condition set forth in this Section 5.1(b) has been satisfied unless (i) the Company acts in bad faith in any material respect with respect to its obligations under Section 4.11 or 4.12 or such other provision (as applicable), (ii) such breach has not been cured within five (5) Business Days after the Company’s receipt of written notice thereof from Buyer specifying in reasonable detail the nature of such breach and (iii) such breach is a substantial cause of the Debt Financing not being obtained on the Closing Date (it being understood that Buyer’s receipt of any Financing or any of the financial statements or other documents or information contemplated by Section 4.11 and 4.12 is not a condition to Buyer’s or Merger Sub’s obligation to consummate the transactions contemplated by this Agreement).

(c) Since the date hereof, there shall not have occurred a Company Material Adverse Effect.

(d) The Company shall have delivered to Buyer a certificate signed on behalf of the Company by a duly authorized officer of the Company and dated the Closing Date, certifying the fulfillment of the conditions contained in the foregoing clauses (a), (b) and (c) of this Section 5.1.

5.2 No Injunction or Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent), in any case that is in effect and prevents or prohibits consummation of the transactions contemplated hereby.

5.3 HSR Act. All required filings under the HSR Act shall have been completed and all applicable waiting periods shall have expired or been terminated.

ARTICLE 6

CONDITIONS PRECEDENT TO THE OBLIGATION

OF THE COMPANY TO CLOSE

The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver by the Company in writing, as of the Closing Date, of the following conditions:

6.1 Representations, Warranties and Covenants. Each of the representations and warranties made by Buyer and Merger Sub in Article 3 of this Agreement shall be true and correct as of the Closing Date, other than representations and warranties made as of a particular date (in which case such representations and warranties shall be true and correct as of such date), in each case, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, does not constitute a material adverse effect on Buyer’s or Merger Sub’s ability to consummate the transactions contemplated hereby. Each of Buyer and Merger Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Buyer shall have delivered to the Company a certificate signed on behalf of Buyer and Merger Sub by their respective Presidents (or other duly authorized officers) and dated the Closing Date, certifying the fulfillment of the conditions contained in the foregoing sentences of this Section 6.1.

6.2 No Injunction or Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent), in any case that is in effect and prevents or prohibits consummation of the transactions contemplated hereby.

6.3 HSR Act. All required filings under the HSR Act shall have been completed and all applicable waiting periods shall have expired or been terminated.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of the Parties;

(b) by either the Company or Buyer by written notice to the other, if the Closing Date shall not have occurred on or before August 14, 2019 (the “Outside Date”); provided, however, that (i) the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose breach of a representation or warranty or failure to fulfill any covenant or other agreement under this Agreement is the principal cause of, or resulted in the failure of, the Merger to occur on or before such date and (ii) if the satisfaction, or waiver by the appropriate Party, of all of the conditions contained in Article 5 and Article 6 (other than those conditions that by their nature only can be satisfied by actions taken at the Closing, but subject to such conditions being able to be satisfied at the Closing) occurs four (4) Business Days or less before the Outside Date, then neither Buyer nor the Company will be permitted to terminate this Agreement pursuant to this Section 7.1(b) until the fourth Business Day after the Outside Date; provided, further, that no Party will have the right to terminate this Agreement pursuant to this Section 7.1(b) during the pendency of a legal proceeding by any other Party for specific performance pursuant to Section 8.14;

(c) by either the Company or Buyer, by written notice to the other, if any Governmental Entity of competent jurisdiction shall have issued any injunction or other Litigation or Action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such injunction or other Litigation or Action shall have become final and non-appealable;

(d) by Buyer, by written notice to the Company, if (i) the Company is in breach of the representations or warranties made by it in Article 2 or any covenant set forth in this Agreement, (ii) such breach is not cured within ten (10) Business Days (or, with respect to the Company’s failure to consummate the Closing when required pursuant to this Agreement, five (5) Business Days) of written notice of such breach from Buyer (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Article 5 to not be satisfied; provided, however, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 7.1(d) if there has been a breach of this Agreement by Buyer that has prevented or would prevent satisfaction of any condition set forth in Section 6.1;

(e) by the Company, by written notice to Buyer, if (i) Buyer is in breach of the representations or warranties made by it in Article 3 or any covenant set forth in this Agreement, (ii) such breach is not cured within ten (10) Business Days (or, with respect to Buyer’s or Merger Sub’s failure to consummate the Closing when required pursuant to this Agreement, five (5) Business Days) of written notice of such breach from the Company (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Article 6 not to be satisfied; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.1(e) if there has been a breach of this Agreement by the Company that has prevented or would prevent satisfaction of any condition set forth in Section 5.1(a) or 5.1(b);

(f) by Buyer by written notice to the Company, if, at any time following the date hereof and prior to the Closing, there shall occur a Company Material Adverse Effect and such Company Material Adverse Effect is continuing and not cured within ten (10) Business Days of written notice of such Company Material Adverse Effect from Buyer; or

(g) from and after 11:59 P.M. ET on the date of this Agreement, by Buyer if, and only if, the Requisite Company Securityholder Approval shall not have been obtained.

7.2 Effect of Termination. If this Agreement is terminated as provided in this Article 7, this Agreement shall forthwith become void and have no effect, without liability on the part of the Parties and their respective Affiliates, or any of their respective directors, managers, officers, members or equityholders, except that (a) Section 4.12(e), this Article 7 and Article 8 shall survive any such termination, and (b) no such termination shall relieve any Party from any liabilities, losses, damages, obligations, costs or expenses (which the Parties acknowledge and agree will not be limited to reimbursement of expenses or out-of-pocket costs, and will include the benefit of the bargain lost by the Company or the Company Securityholders, taking into consideration relevant matters, including other combination opportunities and the time value of money, which will be deemed in such event to be damages of the Company) by reason of any knowing and intentional breach of this Agreement or Actual Fraud. For purposes of clarification, if Buyer or Merger Sub does not consummate the Closing within five (5) Business Days following the date on which Buyer was required to consummate the Closing pursuant to Section 1.3 (whether or not the Debt Financing or Equity Financing has been or is capable of being funded), such failure to consummate the Closing shall be deemed to be a knowing and intentional breach (within the meaning of this Section 7.2) by such Persons of this Agreement.

7.3 Amendment. This Agreement may be amended at any time after execution of this Agreement by a written instrument signed by (a) Buyer and (b) if prior to the Closing, the Company and, if after the Closing, the Securityholder Representative; provided that none of this Section 7.3, Section 7.4, Section 8.3, Section 8.7, Section 8.12, Section 8.13 or Section 8.16(c) (and any other provision of this Agreement to the extent a modification, waiver or termination of such other provision would modify the substance of any of the foregoing Sections as they relate to the Financing Sources) shall be amended in a manner that is materially adverse to any Financing Source without the prior written consent of such Financing Sources party to the applicable Commitment Arrangement that have consent rights over amendments to this Agreement.

7.4 Waiver. At any time prior to the Closing Date, either the Company or Buyer may (a) extend the time for the performance of any of the obligations or other acts of the Company (in the case of a waiver by Buyer) or Buyer, Merger Sub or Parent Guarantor (in the case of a waiver by the Company) or (b) waive compliance with any of the covenants or agreements of the Company (in the case of a waiver by Buyer) or Buyer, Merger Sub or Parent Guarantor (in the case of a waiver by the Company) or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided that (i) any such extension or waiver shall be binding upon a Party only if such extension or waiver is set forth in a writing executed by such Party, and (ii) no such modification or waiver of any of this Section 7.4, Section 7.3, Section 8.3, Section 8.7, Section 8.12, Section 8.13 or Section 8.16(c) (and any other provision of this Agreement to the extent a modification, waiver or termination of such other provision would modify the substance of any of the foregoing Sections as they relate to the Financing Sources) in a manner that is materially adverse to any Financing Source shall be made without the prior written consent of such Financing Sources party to the applicable Commitment Arrangement that have consent rights over modifications or waivers to this Agreement.

ARTICLE 8

MISCELLANEOUS

8.1 No Survival of Representations, Warranties, Covenants and Agreements. Upon the consummation of the Closing, the representations, warranties, covenants and agreements (other than those covenants and agreements that by their terms are to be performed in whole or in part on or after the Effective Time, but only to the extent of such performance on or after the Effective Time) contained in this Agreement or in any document, schedule or certificate delivered pursuant hereto shall not survive beyond the Effective Time and shall terminate on the Effective Time, and there shall be no liability or obligation in respect thereof, whether such liability or obligation has accrued prior to or after the Effective Time, on the part of any Party or its Affiliates, or any of their respective directors, managers, officers, members or equityholders, regardless of the theory of liability, whether in contract, tort or otherwise to the maximum extent permitted by Law, except, solely with respect to the waiver of claims for subrogation in any representations and warranties insurance policy contemplated by Section 4.15, in the case of fraud.

8.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by a nationally recognized overnight courier service, sent by facsimile transmission (with confirmation of receipt) or electronic mail (with confirmation of receipt, provided that any Person’s failure to confirm receipt shall not render such notice to be deemed to have not been delivered) or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, the next day if sent by an overnight courier service, when sent if sent by facsimile transmission or electronic mail or, if mailed, five (5) days after the date of deposit in the United States mail, as follows:

If to Buyer, Merger Sub, the Surviving Company or Parent Guarantor, to:	c/o Catalent, Inc. 14 Schoolhouse Road Somerset, New Jersey 08873 Attn: General Counsel – Steven L. Fasman Facsimile: (732) 537-6490 E-mail: GenCouns@catalent.com

With a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attn: Steven Epstein

           Matthew V. Soran

Facsimile: (212) 859-4000

Email: steven.epstein@friedfrank.com

            matthew.soran@friedfrank.com

If to the Company (prior to the Closing):	Paragon Bioservices, Inc. 801 W. Baltimore St., Suite 302 Baltimore, MD 21201 Attention: Peter Buzy, CEO E-mail: PBuzy@paragonbioservices.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention: Neal     J. Reenan, P.C.

                               Justin Petzold

Facsimile:             (312) 862-2200

Email:                   neal.reenan@kirkland.com

                              justin.petzold@kirkland.com

And a copy (which shall not constitute notice) to:

Gordon Feinblatt, LLC

233 East Redwood Street

Baltimore, Maryland 21202

Attn: Abba David Poliakoff

            Michele Walsh

Telephone: 410-576-4067

Facsimile: 410-576-4032

E-mail: apoliakoff@gfrlaw.com

          mwalsh@gfrlaw.com

If to the Securityholder Representative:

Newspring Health Capital, II, L.P.

555 E. Lancaster Avenue

3rd Floor

Radnor, PA 19087

Attention: Kapila Ratnam

Telephone: (610) 567-2395

E-mail: kratnam@newspringcapital.com

Camden Partners Strategic Fund V, LP

500 East Pratt Street

Suite 1200

Baltimore, MD 21202

Attention: Donald W. Hughes

E-mail: DHughes@CamdenPartners.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention:         Neal J. Reenan, P.C.

                          Justin Petzold

Facsimile:        (312) 862-2200

Email:              neal.reenan@kirkland.com

                          justin.petzold@kirkland.com

Any Party may by notice given in accordance with this Section 8.2 to the other Parties designate another address or Person for receipt of notices hereunder.

8.3 No Third Party Beneficiary. This Agreement shall not confer any right or remedy upon any Person (including any Person making a claim by or through Buyer, Merger Sub or their Affiliates under this Agreement) other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions of Section 4.6 concerning indemnification are intended for the benefit of the D&O Indemnified Persons, and such provisions of Section 4.6 shall expressly inure to the benefit of the D&O Indemnified Persons and the D&O Indemnified Persons shall be entitled to rely on and enforce such provisions of Section 4.6, and (b) the Financing Sources shall be express third-party beneficiaries of Section 7.3, Section 7.4, this Section 8.3, Section 8.7, Section 8.12, Section 8.13 and Section 8.16(c) to the extent such Sections relate to the Financing Sources, and each such Section referenced in this clause (b) of this Section 8.3 shall expressly inure to the benefit of the applicable Financing Sources and the applicable Financing Sources shall be entitled to rely on and enforce the provisions of such Sections.

8.4 Public Announcements; Confidentiality.

(a) The initial press release regarding this Agreement shall be made at such time and in such form as Buyer and the Company agree. If Buyer and the Company cannot agree on the initial press release, then, from the date hereof until the Closing, either such Party shall be permitted to make any disclosure relating to the matters contemplated by this Agreement that may be required by Law or the rules or regulations of any exchange to which it is subject; provided that the Party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligation shall use reasonable best efforts to consult in good faith with the other Party before doing so. Following the Closing and the initial press release, none of Buyer, the Company, the Securityholder Representative or any of its or their respective Affiliates shall issue or make any subsequent press release or public statement with respect to this Agreement or the transactions contemplated hereby containing any substantive information in addition to that previously permitted to be disclosed pursuant to this Section 8.4 without the prior consent of Buyer and the Securityholder Representative, except as (a) may be required by Law or the rules or regulations of any exchange to which it is subject or (b) consistent with any previous public disclosures regarding this Agreement and the transactions contemplated hereby; provided that the Party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligation shall use reasonable best efforts to consult in good faith with the other Party before doing so.

(b) The Confidentiality Agreement is terminated as of the date hereof and is of no further force or effect. During the period from the date hereof through the earlier of (x) two (2) years following the termination of this Agreement in accordance with its terms and (y) the Closing Date, Buyer shall, and shall cause its Representatives to, keep the Confidential Information confidential and not disclose any of it to any Person in any manner whatsoever or use the Confidential Information for any purpose other than in furtherance of the transactions contemplated by this Agreement; provided, however, that Buyer may (i) make any disclosure of the Confidential Information to which the Company gives its prior written consent, (ii) disclose any of such information to such Representatives who need to know such information and who are advised of the confidentiality obligations that attach to the Confidential Information (it being agreed that Buyer will be responsible for any violation of the provisions of this Section 8.4(b) by any of its Representatives), and (iii) disclose that information which, on the advice of counsel, is required to be disclosed by Law or pursuant to a demand of any Governmental Entity (which requirement or demand shall not have been caused by any act of Buyer or its Representatives in violation of this Agreement). Notwithstanding anything to the contrary in the foregoing, in the event that Buyer or any of its Representatives is required to or reasonably believes that it is required by Law to disclose any of the Confidential Information, such party shall, to the extent legally permissible, provide the Company with prompt written notice of any such requirement so that the Company may seek (at its cost and expense) a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement; provided that, in the event that such protective order or other appropriate remedy or waiver by the Company is not obtained or granted, and Buyer or any of its Representatives is nonetheless, on the advice of counsel, required by Law to disclose Confidential Information, such Person may disclose to, or as required by, the applicable Governmental Entity only that portion of the Confidential Information that such counsel advises is legally required to be disclosed (and any such disclosure shall be made only to such Persons to whom such counsel advises such information is legally required to be disclosed); provided that Buyer and its Representatives shall exercise reasonable best efforts (at their cost and expense) to preserve the confidentiality of the Confidential Information, including by reasonably cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

8.5 Fees and Expenses. The fees and expenses incurred or accrued by the Company and the Company Securityholders prior to the Closing (solely to the extent such amounts are a liability of the Company as of or following the Closing) in connection with the preparation, execution and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including (a) fees and disbursements of counsel, financial advisors, consultants and accountants retained or acting in connection with this Agreement or the transactions contemplated hereby, (b) any sale bonus, change in control bonus, retention or transaction bonus, or any similar compensatory amount that accelerates or becomes payable upon or in connection with the consummation of the transactions contemplated by this Agreement without the occurrence of any other event or circumstance (and not conditioned upon a subsequent action taken by Buyer or its Affiliates (including the Company at the direction of Buyer) at or following the Closing), (c) the employer portion of any payroll, employment or similar Taxes incurred with respect to any payment described in clause (b) and the aggregate amount of the Merger Consideration payable to the Company Securityholders in respect of Options and Restricted Shares and (d) fifty percent (50%) of any Transfer Taxes (the “Company Transaction Expenses”) shall be borne by the Company Securityholders in the calculation of Net Merger Consideration or, in the event the Closing does not occur, by the Company. The expenses incurred by Buyer and Merger Sub in connection with the preparation, execution and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including (i) all fees and expenses incurred in connection with the Escrow Agreement and Paying Agent Agreement, (ii) all filing or other fees incurred in connection with obtaining any necessary or appropriate governmental approval, including approvals under the HSR Act and any other applicable Antitrust Laws and (iii) all fees, costs and expenses of obtaining the “tail” policies contemplated by Section 4.6(c) shall be paid by Buyer (and shall not be borne by the Company Securityholders as a reduction to the Merger Consideration, as Company Transaction Expense or otherwise).

8.6 Entire Agreement. This Agreement (including the Company Disclosure Schedule, the Exhibits and other Schedules hereto, the Escrow Agreement and the Paying Agent Agreement) and any collateral agreement executed in connection with the consummation of the transactions contemplated herein together contain the entire agreement among the Parties with respect to the Merger and related transactions and supersede all prior agreements and understandings, written or oral, with respect thereto.

8.7 Governing Law. This Agreement (including any dispute, claim or controversy arising out of or relating to this Agreement or the transactions contemplated hereby) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any Law, including any applicable statute of limitations, other than the Laws of the State of Delaware; provided that all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to the Financing or the performance thereof shall be exclusively governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York. Notwithstanding anything herein to the contrary, for the avoidance of doubt, any determination regarding whether a Company Material Adverse Effect has occurred under this Agreement or the Commitment Arrangements will be determined in accordance with the Laws of the State of Delaware.

8.8 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement is not assignable without the prior written consent of the other Parties; provided that Buyer may assign all or any portion of its rights and obligations under this Agreement without such consent to (a) any wholly owned U.S. Subsidiary of Parent Guarantor or (b) any lender (or any agent or other representative thereof) under the Debt Commitment Letter or any of Buyer’s other financing arrangements as collateral security for Buyer’s obligations thereunder (including any refinancings, extensions, refundings, or renewals thereof), in each case which assignment shall not relieve Buyer of its obligations hereunder. Any assignment in violation of this Section 8.8 shall be void ab initio.

8.9 Article and Section Headings; Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. Unless otherwise specified, all references to “Article,” “Articles,” “Section” or “Sections” refer to the corresponding Article, Articles, Section or Sections of this Agreement. The Company Disclosure Schedule and the Exhibits and other Schedules to this Agreement are a part of this Agreement as if fully set forth herein. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the successive words or terms and shall have the meaning “including, without limitation,” whether or not so specified. If any period expires on a day that is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day that is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean “if”. The phrase “ordinary course of business” means, with respect to the Company, the ordinary and usual course of operations of the Company consistent with past practice. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, whether or not so specified. All documents and agreements relating to the Company that have been posted as of 11:59 P.M. on the day prior to the date hereof to the electronic data room established by or on behalf of the Company with respect to the transactions contemplated by this Agreement shall be deemed to have been “delivered”, “provided” or “made available” (or any phrase of similar import) to Buyer by the Company.

8.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Counterparts may be exchanged by email (in .pdf format) or facsimile by the Parties.

8.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

8.12 Submission to Jurisdiction; Waiver. Except as set forth in Section 1.12(b), each Party irrevocably agrees that any dispute, action, claim or proceeding with respect to this Agreement shall be exclusively brought and determined in the courts of the State of Delaware or the United States federal courts, in each case located in Wilmington, Delaware. Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement or the transactions contemplated hereby, any claim (a) that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process (and any such process may be served by any permitted means of notice under Section 8.2 (other than email)), (b) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts and (c) to the fullest extent permitted by applicable Law, that (i) the suit, action or proceeding in such courts is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts; provided that (A) no Party will bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources or their Financing Sources Related Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to any Financing (or any Alternate Financing) or the performance thereof, in any forum other than the New York Supreme Court located in New York County or the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts (collectively, the “Financing Courts”) and (B) with respect to any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources or their Financing Sources Related Parties each party hereto irrevocably (w) submits to the exclusive jurisdiction of the Financing Courts, (x) waives any objection to laying venue in any such action or proceeding in the Financing Courts, (y) waives any objection that the Financing Courts are brought in an inconvenient forum or do not have jurisdiction over any party hereto and (z) agrees not to seek a transfer of venue on the basis that another forum is more convenient.

8.13 Waiver Of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

8.14 Enforcement. The Parties recognize and agree that, if for any reason the provisions of this Agreement, including the non-payment of any amounts due under this Agreement, are not performed in accordance with their terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other remedy the other Parties shall be entitled to specific performance of the terms hereof, including an injunction restraining any violation or threatened violation of the provisions of this Agreement and to specifically enforce the terms and provisions of this Agreement. In the event that any equitable remedy shall be sought in any action brought by the non-breaching Party to enforce the provisions of this Agreement, the defending Party (a) shall concede that there is no adequate remedy at law, (b) waive any requirement that the non-breaching Party must post security as a prerequisite to obtaining equitable relief and (c) will not assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and will not assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. Each Party agrees that the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Buyer would have entered into this Agreement. If, before the Outside Date, any Party brings any action, in each case in accordance with Sections 8.12 and 8.13, to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date will automatically be extended (y) for the period during which such action is pending, plus ten (10) Business Days or (z) by such longer time period established by the court presiding over such action, as the case may be.

8.15 Waiver of Conflicts; Privilege.

(a) Each of Buyer and the Company hereby acknowledges that Kirkland & Ellis LLP and Gordon Feinblatt LLC (collectively, “Company Counsel”) has acted as legal counsel to the Company, certain of the Company Securityholders and the Securityholder Representative in connection with the negotiation, preparation, execution and delivery of and performance under this Agreement and, following consummation of the Closing, Company Counsel (or any of its successors) may serve as counsel to the Securityholder Representative, the Company

Securityholders and their respective Affiliates (other than the Company) (individually and collectively, the “Seller Group”) in connection with any Action, Litigation, claim or obligation arising out of or relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby, notwithstanding such prior representation of the Company. Buyer hereby consents thereto and waives any conflict of interest arising therefrom and shall cause its Affiliates (including the Company following the Closing) and Representatives to consent to and waive any conflict of interest arising from such representation. Buyer, on its own behalf and on behalf of its Affiliates and Representatives, including the Company following the Closing, hereby irrevocably acknowledges and agrees that all communications prior to the Closing between any member of the Seller Group, on the one hand, and Company Counsel, on the other hand, made in connection with the negotiation, preparation, execution and delivery of and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any other Transaction Document or any other agreement contemplated hereby or thereby or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, do not lose any status they may have as attorney-client communications or work product communications between any member of the Seller Group and Company Counsel, as applicable (collectively, the “Seller Privileged Communications”) by reason of this Agreement or the transactions contemplated hereby or otherwise and are deemed to be property of the Securityholder Representative, and, from and after the Closing, Buyer shall not, and shall not permit its Affiliates (including the Company following the Closing) or Representatives to, claim that any such privilege has been waived as to the Seller Privileged Communications by reason of such law firm’s role in this Agreement or the transactions contemplated hereby.

(b) The Securityholder Representative hereby acknowledges, on its own behalf and on behalf of its Affiliates and other Representatives that Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”) has acted as legal counsel to Buyer in connection with the negotiation, preparation, execution and delivery of and performance under this Agreement and acknowledges and agrees that, following consummation of the transactions contemplated by this Agreement, subject to Section 8.15(a), Fried Frank (or any successor) may serve as counsel to Buyer, the Company and any Affiliates of Buyer in connection with any Action, Litigation, claim or obligation arising out of or relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby, notwithstanding such prior representation of Buyer. The Securityholder Representative hereby consents thereto and waives any conflict of interest arising therefrom and shall cause any of its Affiliates to consent to and waive any conflict of interest arising from such representation. The Securityholder Representative, on its own behalf and on behalf of its Affiliates and other Representatives, hereby irrevocably acknowledges and agrees that all communications prior to the Closing between Buyer, on the one hand, and Fried Frank, on the other hand, made in connection with the negotiation, preparation, execution and delivery of and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any other Transaction Document or any other agreement contemplated hereby or thereby or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, do not lose any status they may have as attorney-client communications or work product communications between Buyer and Fried Frank (collectively, the “Buyer Privileged Communications”) by reason of this Agreement or the transactions contemplated hereby or otherwise and are deemed to be property of Buyer, and, from and after the Closing, the Securityholder Representative shall not, and shall not permit its Affiliates or other Representatives to, claim that any such privilege has been waived as to the Buyer Privileged Communications by reason of Fried Frank’s role in this Agreement or the transactions contemplated hereby.

8.16 No Other Representation; Non-Recourse.

(a) Each of Buyer and Merger Sub knowingly, willingly, irrevocably and expressly acknowledges and agrees (on its own behalf and on behalf of the Buyer Group) that, except as expressly set forth in Article 2 of this Agreement, none of the Company nor any other Person makes any representation or warranty, express or implied, at law or in equity, by statute or otherwise, and any other representation or warranty is hereby expressly disclaimed, including any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose. Notwithstanding anything to the contrary, (i) none of the Company nor any other Person shall be deemed to make or to have made to Buyer or Merger Sub or their Affiliates or Representatives any representation or warranty other than as expressly made by the Company by a representation and warranty contained in Article 2 of this Agreement and (ii) none of the Company nor any other Person makes any representation or warranty to Buyer or Merger Sub or any other Person with respect to (x) any projection, estimate or budget heretofore delivered to or made available to Buyer, Merger Sub or their respective Representatives, including with respect to future revenues, expenses or expenditures or future results of operations of the Company, or (y) any other information or documents (financial or otherwise) made available to Buyer, Merger Sub or their respective counsel, accountants or advisors, including meetings, calls or correspondence with management of the Company or its Representatives. Except as expressly set forth in Article 3 of this Agreement, none of Buyer, Merger Sub nor any other Person makes any representation or warranty, express or implied, at law or in equity, by statute or otherwise. Any other representation or warranty is hereby expressly disclaimed, including any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose. Notwithstanding anything to the contrary, neither Buyer nor any of its Affiliates shall be deemed to make to Company, any representation or warranty other than as expressly made by such Person in this Agreement and except as expressly covered by a representation and warranty contained in Article 3 of this Agreement.

(b) Each of Buyer and Merger Sub is a sophisticated Person and has engaged expert advisors experienced in the evaluation and acquisition of companies such as the Company as contemplated hereunder. Each of Buyer and Merger Sub has undertaken such investigation and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Each of Buyer and Merger Sub knowingly, willingly, irrevocably and expressly acknowledges and agrees (on its own behalf and on behalf of the Buyer Group) that it is relying exclusively on the representations set forth in Article 2 of this Agreement and that it is not relying on any other statements, information or documents whenever, wherever and however made, and each of Buyer and Merger Sub (on its own behalf and on behalf of the Buyer Group) hereby expressly disclaims reliance upon any such statements, information or documents.

(c) Notwithstanding anything herein to the contrary, each of the Parties (on behalf of itself, its Affiliates, employees and its other Representatives) acknowledges and agrees that it (and such other Persons) shall have no recourse against any Non-Party (including the Financing Sources or their Financing Sources Related Parties), and no such Non-Party (including the Financing Sources or their Financing Sources Related Parties) shall be subject to Liability or claim by any Party (or such other Persons) in connection with any Financing or in any way relating to this Agreement, any Commitment Arrangement, or any of the transactions contemplated hereby or thereby, whether at law, in equity, in contract, in tort, or otherwise, and agrees that in no event shall any Non-Party (including the Financing Sources or their Financing Sources Related Parties) have any Liability or obligations to any Party or its Affiliates or their respective employees or other Representatives, in each case, relating to, arising out of or in connection with this Agreement, any Commitment Arrangement, the definitive agreements with respect thereto or any Financing. Notwithstanding the foregoing, nothing in this Agreement, including this Section 8.16, shall in any way limit or modify (i) the rights of Parent Guarantor, Buyer or their respective Affiliates under the Debt Commitment Letter or the Equity Commitment Arrangements or (ii) the obligations of the Financing Sources under the Debt Commitment Letter or the Equity Commitment Arrangements.

8.17 Release. Effective as of the Closing, except (i) for any rights or obligations under this Agreement or the other Transaction Documents as expressly set forth herein or therein, (ii) for any rights or obligations under any Contract of insurance or other indemnification obligations covering or otherwise in favor of the D&O Indemnified Persons as contemplated by Section 4.6 and which survive the Closing pursuant to Section 4.13, (iii) for any rights to receive accrued but unpaid compensation (including pursuant to any employment agreement or other arrangement) or health, disability or life insurance benefits payable in accordance with the Employee Plans and (iv) any existing Contract between the Company and such Seller Releasing Party that remains executory in whole or in part and will survive the Closing pursuant to Section 4.13, each Company Securityholder, on behalf of itself and each of its Affiliates and each of its current and former officers, directors, employees, partners, managers, members, advisors, successors and assigns (collectively, the “Seller Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Company and its Non-Parties (including, following the Closing, Buyer and its Non-Parties) (collectively, the “Seller Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity which the Seller Releasing Parties may have against each of the Seller Released Parties, now or in the future, relating to the organization, management or operation of the Company prior to the Closing Date (but excluding violations or criminal or regulatory requirements).

8.18 Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that any ambiguity in an agreement or other document will be construed against the Party drafting such agreement or document.

8.19 Parent Guaranty. To induce the Company to enter into this Agreement, Parent Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Company the complete and punctual payment, observance, performance and discharge of the obligations of Buyer under this Agreement. This is an unconditional guarantee of payment and performance and not of collection. Solely with respect to Parent Guarantor’s obligations under Section 4.12 (solely with respect to the Equity Financing) and this Section 8.19, Parent Guarantor shall be subject to and bound by the provisions of this Article 8 (and for such purpose only shall be deemed to be a “Party” hereto), mutatis mutandis. Parent Guarantor hereby represents and warrants to the Company that the statements contained in Sections 3.2 and 3.3 with respect to Parent Guarantor are true and correct as of the date hereof and as of the Closing.

ARTICLE 9

DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the respective meanings set forth below:

“11-02(c)(3) Company Information” has the meaning set forth in Section 4.11.

“11-02(c)(3) Financial Statements” has the meaning set forth in Section 4.11.

“2017 Audited Financial Statements” has the meaning set forth in Section 4.11.

“2018 Audited Financial Statements” has the meaning set forth in Section 4.11.

“Audited Financial Statements” has the meaning set forth in Section 4.11.

“Accounting Principles” means the applicable components, judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies used in the preparation of the Company Balance Sheet (which, for the avoidance of doubt, shall apply ASC 605 and not ASC 606).

“Action” means any claim, demand, action, cause of action, chose in action, right of recovery, right of set-off, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

“Actual Fraud” means a claim for actual (and not constructive) common law fraud as defined under the Laws of Delaware in the making of the representations and warranties set forth in Article 2 or Article 3 hereof with a specific intent to deceive. For the avoidance of doubt and without limiting the foregoing, it is agreed and understood that “Actual Fraud” does not include (a) any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts based on negligence or recklessness, or (b) extra-contractual representations made, or alleged to have been made, by or on behalf of any Person.

“Affiliate” means, with respect to a specified Person, any other Person that now or in the future, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person (and, for purposes of this definition and the definition of “Subsidiary”, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto).

“Affiliate Arrangements” has the meaning set forth in Section 2.17(b).

“Agreement” has the meaning set forth in the recitals to this Agreement.

“AICPA” has the meaning set forth in Section 4.11.

“Alternate Financing” has the meaning set forth in Section 4.12(a).

“Anti-Corruption Laws” has the meaning set forth in Section 2.19(d).

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable foreign anti-trust Laws and all other Laws and Orders issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business” means the business of development and manufacturing of biopharmaceuticals on a contract basis for clients, including viral vectors-based gene therapies, advanced vaccines, monoclonal antibodies, and recombinant proteins, and providing process development, analytical development, and cGMP manufacturing and testing services for pre-clinical, clinical and commercial activities, as conducted by the Company on or prior to the date hereof.

“Business Day” means any day of the year on which national banking institutions in New York City, New York or Baltimore, Maryland are open to the public for conducting business and are neither required nor authorized to close.

“Buyer” has the meaning set forth in the recitals to this Agreement.

“Buyer Group” means Buyer, Merger Sub and any of their Affiliates (including, but solely after the Closing, the Company).

“Buyer Privileged Communications” has the meaning set forth in Section 8.15(b).

“Cash and Cash Equivalents” means cash and cash equivalents of the Company, determined in accordance with GAAP as applied in accordance with the Accounting Principles. For the avoidance of doubt, Cash and Cash Equivalents will be determined without including the amount of cash needed to satisfy any outstanding check or wire transfer written or initiated by the Company at the time of determination, but shall include the amount of cash payable to the Company as a result of any check or wire transfer made or deposits in transit at the time of determination but not yet cashed or received by the Company.

“CERCLA” means the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Certificate of Merger” has the meaning set forth in Section 1.2.

“cGMP” means current good manufacturing practices to which the Company is subject as defined by any Governmental Entity charged with overseeing Food, Drug and Safety Laws and such practices, including those set forth in any applicable Law.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Cash” has the meaning set forth in Section 1.12(b).

“Closing Date” has the meaning set forth in Section 1.3.

“Closing Indebtedness” has the meaning set forth in Section 1.12(b).

“Closing Net Working Capital Amount” has the meaning set forth in Section 1.12(b).

“Closing Statement” has the meaning set forth in Section 1.12(b).

“Closing Transaction Expenses” has the meaning set forth in Section 1.12(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Arrangements” has the meaning set forth in Section 3.7.

“Common Share” means a share of common stock of the Company, par value $0.000261575 per share.

“Company” has the meaning set forth in the recitals to this Agreement.

“Company 401(k) Plan” has the meaning set forth in Section 4.9(b).

“Company Balance Sheet” has the meaning set forth in Section 2.7(a).

“Company Balance Sheet Date” has the meaning set forth in Section 2.7(a).

“Company Charter” has the meaning set forth in Section 2.1.

“Company Counsel” has the meaning set forth in Section 8.15.

“Company Disclosure Schedule” has the meaning set forth in the recitals to Article 2.

“Company Employees” has the meaning set forth in Section 4.9(a).

“Company Equity Plan” means each of (a) the Company’s 2014 Equity Incentive Plan and (b) the Company’s 2007 Stock Incentive Plan.

“Company Financial Statements” has the meaning set forth in Section 2.7(a).

“Company In-Licenses” has the meaning set forth in Section 2.12(b).

“Company Information Statement” has the meaning set forth in Section 4.7(b).

“Company Intellectual Property” means all Intellectual Property Rights owned or purported to be owned by the Company, including the Registered Intellectual Property.

“Company Material Adverse Effect” means any Event that, individually or together with one or more other Events, (a) has, or would reasonably be expected to have, a material adverse effect on the Company, or the results of operations, assets or financial condition of the Company; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Company Material Adverse Effect for purposes of this clause (a): any Event relating to or arising out of (i) general business or economic conditions, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) the financial, banking or securities markets (including the disruption thereof, any decline in the price of any security, market index or any change in prevailing interest rates and any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated hereby), (iv) any change in GAAP or other accounting requirements or principles or the interpretation thereof, (v) the announcement of this Agreement, the announcement of or consummation of the transactions contemplated hereby, including the Merger, or any action taken that is expressly required to be taken or the failure to take any action that is expressly prohibited from being taken, in either case pursuant to the express terms of this Agreement, (vi) the identity of, or any action taken by, Buyer or any of its Affiliates or Representatives, (vii) changes in conditions generally applicable to the industry in which the Company operates, (viii) any natural or man-made disaster or acts of God (including earthquake, hurricane, tsunami, tornado, flood, mudslide, pandemic, weather condition, explosion or fire), (ix) any failure of any customer or potential customer of the Company to receive regulatory approval from any Governmental Entity with respect to any of its products, or to otherwise achieve commercial or clinical success (provided that the Company is not the direct or proximate cause of such failure), (x) any failure by the Company to meet any internal or external projection, forecast or revenue or earnings prediction for any period (it being understood that the Events giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect), (xi) any change in Laws, or (xii) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Entity, except, with respect to clauses (i), (ii), (iii), (iv), (vii), (viii), (xi) and (xii), to the extent (and only to the extent) that the Company is disproportionately affected by such Events in comparison to others in the industry in which they operate, or (b) prevents or materially impairs, or would reasonably be expected to prevent or materially impair, the ability of the Company to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

“Company Organizational Documents” has the meaning set forth in Section 2.1.

“Company Out-Licenses” has the meaning set forth in Section 2.12(b).

“Company Securityholders” means the Company Stockholders, the Warrantholders and the Optionholders.

“Company Shares” means, collectively, the Preferred Shares and the Common Shares.

“Company Stockholders” means the holders of Company Shares as of immediately prior to the Effective Time.

“Company Transaction Expenses” has the meaning set forth in Section 8.5.

“Competing Transaction” means any transaction (a) similar to the transactions contemplated hereby, or (b) that could be inconsistent with, or that could otherwise preclude, the transactions contemplated hereby, including any (i) merger, consolidation, business combination, recapitalization, restructuring, sale or purchase of assets, securities or debt instruments, dissolution, liquidation or other similar transaction of or involving the Company, or (ii) other acquisition or equity investment transaction involving or otherwise relating to the Company, in each case involving any other Person other than Buyer or any of its Affiliates, including the formation of a partnership or joint venture with or for the Company.

“Computer Systems” has the meaning set forth in Section 2.12(f).

“Confidential Information” means information that is not generally known to the public with respect to the terms of the transactions contemplated hereby and the non-public or proprietary information of the Company, including non-public or proprietary Company Intellectual Property and non-public or proprietary information related to the Business.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated October 3, 2017, as amended by Amendment No. 1, dated December 18, 2018, by and between Buyer and William Blair & Company, L.L.C. on behalf of the Company.

“Consideration Allocation Schedule” has the meaning set forth in Section 1.4(b).

“Contract” means any agreement, contract, purchase order, arrangement, understanding, obligation or commitment to which a Person is bound or to which its assets or properties are subject, and any schedule, exhibit, amendment or supplement to any of them.

“D&O Indemnified Person” has the meaning set forth in Section 4.6(a).

“D&O Insurance” has the meaning set forth in Section 4.6(c).

“DEA” means the U.S. Drug Enforcement Administration.

“Debt Commitment Letter” has the meaning set forth in Section 3.7.

“Debt Financing” has the meaning set forth in Section 3.7.

“Debt Financing Sources” has the meaning set forth in Section 3.7.

“Delaware Secretary” means the Secretary of State of the State of Delaware.

“Determination Time” means 11:59 P.M. on the last day immediately preceding the Closing Date.

“DGCL” means the Delaware General Corporation Law, as amended and in effect.

“Disqualified Individual” means any individual who is a “disqualified individual” (as defined in Treasury Regulations Section 1.280G-1) with respect to the Company.

“Dissenting Share” has the meaning set forth in Section 1.6(e).

“Dissenting Stockholder” has the meaning set forth in Section 1.6(e).

“Divestiture Action” has the meaning set forth in Section 4.5(d).

“DOJ” means the United States Department of Justice.

“Effective Date” has the meaning set forth in Section 1.2.

“Effective Time” has the meaning set forth in Section 1.2.

“Employee Plan” means (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) offer letters, restrictive covenant agreements, independent contractor or consulting agreements or arrangements, stock option plans, stock appreciation plans, phantom plans, stock purchase plans, bonus or incentive award plans (whether cash- or equity-based) and any award or grant agreements thereunder, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, executive compensation plans, programs, agreements or arrangements, change in control, transaction, or retention bonus plans, programs or arrangements, supplemental income arrangements, vacation and paid time-off plans, retirement, pension, savings, health and welfare, fringe benefit, insurance, hospitalization, and all other employee benefit or compensation plans, programs, policies, agreements, and arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors, in each case, whether formal or informal, written or unwritten, and which (x) the Company sponsors, contributes to, or provides benefits under or through, (y) the Company has or could reasonably be expected to have any Liability to contribute to or provide benefits under or through, or (z) pursuant to which any current or former employee, officer or director of the Company (or their spouses, dependents, or beneficiaries) has any present or future right to benefits.

“Environmental Laws” means all applicable Laws pertaining to the protection of worker health and safety or the environment, including CERCLA; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 11 U.S.C. § 136 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 1001 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state or local statute regulating or affecting any similar subject matter.

“Environmental Permits” has the meaning set forth in Section 2.24.

“Equity Commitment Arrangements” has the meaning set forth in Section 3.7.

“Equity Financing” has the meaning set forth in Section 3.7.

“Equity Securities” of any Person means any and all shares of capital stock, warrants, options or other rights to purchase shares of capital stock (in each case, whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (including common stock, preferred stock and limited liability company, partnership and joint venture interests) of such Person, and all securities or Contracts that are exchangeable for, derivatives of, or convertible or exercisable into, any of the foregoing (including restricted stock units, restricted stock, phantom stock and stock appreciation rights).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity that would have ever been considered a single employer with the Company under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.

“Escrow Agent” means SRS Acquiom.

“Escrow Agreement” means an escrow agreement, in form and substance reasonably acceptable to Buyer and the Securityholder Representative (which Buyer and the Securityholder Representative shall use reasonable best efforts to negotiate in good faith prior to the Closing), to be entered into effective as of the Closing Date, by and among Buyer, the Securityholder Representative and the Escrow Agent.

“Escrow Amount” means fifteen million dollars ($15,000,000).

“Escrow Funds” means the Escrow Amount, together with interest or other earnings accrued thereon from time to time.

“Estimated Closing Cash” has the meaning set forth in Section 1.12(a).

“Estimated Closing Indebtedness” has the meaning set forth in Section 1.12(a).

“Estimated Closing Net Working Capital Amount” has the meaning set forth in Section 1.12(a).

“Estimated Closing Statement” has the meaning set forth in Section 1.12(a).

“Estimated Closing Transaction Expenses” has the meaning set forth in Section 1.12(a).

“Event” means any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts.

“Exchange Act” has the meaning set forth in Section 4.11.

“Exercise Amount” means, with respect to an Option, the per share exercise price payable by the holder thereof in respect of the exercise of such Option.

“Expense Holdback” has the meaning set forth in Section 1.8(d).

“Export Controls” means (a) U.S. Laws restricting the export, reexport, or transfer (in-country) of any good, software, technology or service, including the Export Administration Regulations and the International Traffic in Arms Regulations and (b) to the extent applicable to the Company, any United Kingdom, European Union, European Union member state, or other non-U.S. Laws restricting the export, reexport or transfer (in-country) of any good, software, technology or service.

“FDA” means the U.S. Food and Drug Administration.

“Federal Health Care Program” means any plan or program that provides health benefits, whether directly, through insurance or otherwise, and that is funded directly, in whole or in part, by the U.S. government or a state health care program (except for the Federal Employees Health Benefits Program) (as defined in 42 U.S.C. § 1320a–7b).

“Financing” has the meaning set forth in Section 3.7.

“Financing Courts” has the meaning set forth in Section 8.12.

“Financing Sources” means (i) the agents, arrangers, underwriters, purchasers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with any Financing, including the parties to any commitment letter or agreement (including the Debt Commitment Letter and the Equity Commitment Arrangements) or engagement letter in respect of any Financing or to any joinder agreement, indenture, credit agreement or other agreement entered into pursuant thereto or relating thereto, together with (ii) their Affiliates and the current, former or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents and representatives of each of them and the successors and assigns of any of the foregoing Persons (the Persons referred to in this clause (ii) collectively, the “Financing Sources Related Parties”).

“Food, Drug and Safety Laws” means all applicable Laws relating to the use, manufacture, fabrication, processing, testing, handling, storage, packaging, licensing, labeling, distribution, marketing, advertising or sale of any food, drug, device, natural health product, cosmetic, biological or other medical product or therapy used to treat, prevent or cure any disease or condition, including the U.S. Federal Food, Drug, and Cosmetic Act, Public Health Service Act, the Nutrition Labeling and Education Act of 1990, regulations of the FDA and all similar applicable Laws in any other jurisdiction, including all applicable Laws prohibiting, or requiring the disclosure of, specific ingredients (including allergens), all applicable Laws regarding cGMP and all applicable health and safety Laws.

“FTC” means the United States Federal Trade Commission.

“Fundamental Representations” has the meaning set forth in Section 5.1(a).

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time, consistently applied.

“Government Contract” means any prime Contract, subcontract, facility Contract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, pricing agreement, letter Contract, other transaction authority agreement, individual purchase order, task order or delivery order between the Company and (a) any Governmental Entity, (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor or (c) any higher-tier subcontractor in connection with or with respect to any Contract of a type described in either of the foregoing clauses (a) or (b).

“Government Official” has the meaning set forth in Section 2.19(d).

“Governmental Entity” means any federal, state, regional, provincial, county, city, municipal, whether foreign or domestic, court, arbitrator or other tribunal (public or private), or governmental, regulatory, legislative or administrative body.

“Hazardous Materials” means (a) any chemical, material or substance (i) defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “hazardous air pollutants,” “contaminants,” “toxic chemicals,” “extremely hazardous substances,” or “pesticides” in, or (ii) otherwise regulated by or that may form the basis of Liability under, any applicable Environmental Law, or (b) any petroleum or petroleum product, oil, natural or synthetic gas, radioactive material, polychlorinated biphenyl, poly- and perfluoroalkyl substance, asbestos or asbestos-containing material or urea formaldehyde foam insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person (i) to any Person for borrowed money or (ii) evidenced by any note, bond, debenture, mortgage or other debt security, (b) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of property subject to such Lien, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (whether or not the rights and remedies of such Person or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all obligations of such Person under acceptance, letter of credit or similar facilities, in each case, to the extent drawn, (e) all obligations or indebtedness created or arising under any lease required to be treated as a capital lease in accordance with GAAP as applied in accordance with the Accounting Principles, (f) all obligations or indebtedness for any earn-out or other arrangement for the deferral of purchase price of any property determined in accordance with GAAP as applied in accordance with the Accounting Principles, (g) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities (but, solely for purposes of the calculation of Estimated Closing Indebtedness and Closing Indebtedness, only to the extent such obligations survive following the Effective Time), (h) all obligations or indebtedness under any interest rate swap, forward Contract, future or other hedging arrangement, including any breakage cost associated therewith to the extent triggered in connection with the transactions contemplated hereby, (i) in the case of the Company, the aggregate amount of deferred reservation fees, accounts payable specifically related to capital expenditures and accrued expenses specifically related to capital expenditures, in each case calculated in accordance with

GAAP as applied in accordance with the Accounting Principles, (j) all indebtedness of any other Person referred to in clauses (a) through (i) above guaranteed directly or indirectly in any manner by such first Person, or in effect guaranteed directly or indirectly by such first Person through an agreement to pay or purchase such indebtedness or to advance or supply funds for the payment or purchase of such indebtedness, or otherwise to assure a creditor against loss, and (k) with respect to the foregoing clauses (a) through (j), all obligations and indebtedness, including the principal amount, accrued interest, prepayment or termination fees or other premiums, penalties, make-whole payments or obligations or other costs, fees or expenses (if any) related thereto or that otherwise would be required to be paid by the borrower or obligor pursuant to a payoff letter delivered pursuant to Section 1.4(c), in each case to the extent such indebtedness were repaid on the Closing Date.

“Independent Accountant” means a mutually acceptable nationally recognized independent accountant that has not been engaged by Buyer (or any of its Affiliates) or the Company within three (3) years before the date of selection of the Independent Accountant.

“Intellectual Property Rights” means all United States and foreign: (i) patents and patent applications, including continuations, divisionals, renewals, extensions, provisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon; (ii) trademarks, service marks, trade names, logos, service names, brand names and trade dress rights, whether registered or unregistered, and all registrations and applications to register any of the foregoing with any agency or authority; (iii) copyrights, whether registered or unregistered, and all applications, registrations and renewals thereof and mask work rights; (iv) internet domain name registrations and applications therefor; (v) inventions, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, including all confidential formulae, processes, know-how, technical and clinical data, shop rights, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information and media or other tangible embodiment thereof and all descriptions thereof; and (vi) similar or equivalent rights to any of the foregoing (anywhere in the world).

“Interim Financial Statements” has the meaning set forth in Section 4.11.

“IRS” means the United States Internal Revenue Service.

“Junior Preferred Share” means a share of capital stock of the Company designated as “Junior Preferred Stock”, par value $0.001 per share.

“Laws” means all laws, statutes, ordinances, rules, regulations and Orders of any Governmental Entity.

“Letter of Transmittal” has the meaning set forth in Section 1.7(a).

“Liabilities” means any and all debts, liabilities, obligations or commitments of any kind or nature, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, or disputed or undisputed, including those arising under any Law, Action, Litigation or Order.

“Lien” means any claim, mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), right of first refusal or charge of any kind (including any agreement to give any of the foregoing).

“Litigation” means any civil, criminal or administrative action, suit, arbitration, claim, complaint, investigation (including any written request for documents or information or any subpoena from any Governmental Entity), audit, notice of violation or proceeding, whether at law, in equity or otherwise, before or by any Governmental Entity.

“Material Agreements” has the meaning set forth in Section 2.14.

“Material Trade Secrets” means trade secrets owned or purported to be owned by the Company that are material to the operation of the Business.

“Merger” has the meaning set forth in Section 1.1.

“Merger Consideration” means the payments that the Company Securityholders are entitled to receive pursuant to this Agreement in respect of their Company Shares, Options and Warrants.

“Merger Sub” has the meaning set forth in the recitals to this Agreement.

“Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and that is maintained pursuant to one or more collective bargaining agreements.

“Net Merger Consideration” means (a) the Purchase Price, plus (b) Estimated Closing Cash, plus (c) the Transaction Tax Benefit Amount, plus (d) the amount, if any, by which the Estimated Closing Net Working Capital Amount exceeds the Target Working Capital Amount, minus (e) the amount, if any, by which the Target Working Capital Amount exceeds the Estimated Closing Net Working Capital Amount, minus (f) Estimated Closing Indebtedness, minus (g) the Estimated Closing Transaction Expenses, minus (h) the Escrow Amount, minus (i) the Expense Holdback.

“Net Working Capital Amount” means, as of any time of determination, (a) current assets (excluding Cash and Cash Equivalents and Tax assets) minus (b) current liabilities (excluding Closing Indebtedness, Closing Transaction Expenses, Tax liabilities and deferred rent), in each case, as of such time and determined by solely including the line items and adjustments set forth in the sample working capital amount calculations set forth on Schedule 1.12 (provided that the component thereof shall in all cases be calculated in accordance with GAAP as applied in accordance with the Accounting Principles).

“New Commitment Arrangement” has the meaning set forth in Section 4.12(a).

“Non-Party” means any Person who is not a Party hereto, including (a) any former, current or future: direct or indirect equity holder, controlling Person, management company, incorporator, member, partner, manager, director, officer, employee, agent, Affiliate, attorney or representative of, and any financial or other advisor or lender to (all above-described Persons in this subclause (a), collectively, “Affiliated Persons”) a Party hereto or any Affiliate of such Party but in each case specifically excluding the Parties hereto, and (b) any Affiliated Persons of such Affiliated Persons but in each case specifically excluding the Parties hereto, and (c) the respective successors, assigns, heirs, executors or administrators of the Persons in subclauses (a) and (b) (but in each case specifically excluding the Parties hereto).

“Option” means the unexercised portion of each option to purchase any Common Share that is outstanding as of immediately prior to the Effective Time, pursuant to the terms of a Company Equity Plan.

“Optionholder” means any holder of an Option as of immediately prior to the Effective Time.

“Order” means any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree of or by, or any settlement under the jurisdiction of, any Governmental Entity.

“Outside Date” has the meaning set forth in Section 7.1(b).

“Parties” has the meaning set forth in the recitals to this Agreement.

“Paying Agent” means SRS Acquiom.

“Paying Agent Agreement” means a paying agent agreement, in form and substance reasonably acceptable to Buyer and the Securityholder Representative (which Buyer and the Securityholder Representative shall use reasonable best efforts to negotiate in good faith prior to the Closing), to be entered into effective as of the Closing Date, by and among Buyer, the Securityholder Representative and the Paying Agent.

“Permits” has the meaning set forth in Section 2.23.

“Permitted Liens” means (a) statutory Liens of landlords, Liens of carriers, warehousepersons, mechanics and material persons incurred in the ordinary course of business for sums (i) not yet due and payable or (ii) being contested in good faith by appropriate proceedings and for which appropriate reserves have been recorded in accordance with GAAP, (b) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, (c) easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case, that do not interfere with the ordinary conduct of the Business and do not materially detract from the value of the property upon which such encumbrance exists, (d) Liens for Taxes not yet due and payable and Taxes being contested in good faith by appropriate proceedings and for which appropriate reserves have been recorded in accordance with GAAP, (e) Liens, assessments and governmental charges not yet due and payable, (f) any restriction on transfer arising under applicable securities Laws, (g) Liens that will be and are terminated at or prior to the Closing and (h) Liens set forth on Schedule 9.01.

“Person” means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint stock company, joint venture, trust or any other entity, including any Governmental Entity.

“Personal Data” means all personal information, as defined under applicable Privacy and Security Information Requirements.

“Preferred Shares” means, collectively, the Series A Preferred Shares, the Series A-1 Preferred Shares, the Series B Preferred Shares and the Junior Preferred Shares.

“Prior Acquisition Agreements” has the meaning set forth in Section 2.27.

“Privacy and Information Security Requirements” means all Laws relating to the Processing of Personal Data (including the General Data Protection Regulation (EU) 2016/679).

“Process” or “Processing” means the operation or set of operations that is performed on Personal Data pursuant to applicable Privacy and Security Information Requirements.

“Products and Services” has the meaning set forth in Section 2.20(b).

“Purchase Price” means one billion two hundred million dollars ($1,200,000,000).

“Purchase Price Adjustment” has the meaning set forth in Section 1.12(d).

“Real Property” has the meaning set forth in Section 2.11(b).

“Real Property Leases” has the meaning set forth in Section 2.11(b).

“Registered Intellectual Property” means all Intellectual Property Rights that are the subject of a pending application or an issued patent, trademark, copyright, domain name or other similar registration formalizing exclusive rights and that are owned by, or registered or currently applied for under the name of, the Company.

“Release” has the meaning specified in CERCLA and, for the avoidance of doubt, includes any dispersing or migrating in, into, onto or through the indoor or outdoor environment.

“Repaid Debt” has the meaning set forth in Section 1.4(c).

“Representatives” means, with respect to any Person, the Person’s Affiliates, and its and their respective employees, officers, directors, managing members, general partners, agents, consultants, advisors (including financial advisors, counsel, auditors and accountants) and other representatives, and in the case of Buyer, shall include the Financing Sources.

“Required Closing Amount” has the meaning set forth in Section 3.7.

“Requisite Company Securityholder Approval” means the affirmative vote by written consent of (i) the Company Securityholders holding at least 66-2/3% of the Senior Preferred Stock (as defined in the Company Charter), voting as a separate class, and (ii) the Company Securityholders holding at least 50% of the Senior Preferred Stock (as defined in the certificate of incorporation of the Company) and Common Shares, voting together as a separate class, in each case issued and outstanding as of the date hereof, approving this Agreement, the Merger and the transactions contemplated by this Agreement, in accordance with the terms of the Company Organizational Documents, any Contract relating to the voting, ownership or control of the Company’s Equity Securities and applicable Law.

“Restricted Modification” has the meaning set forth in Section 4.12(b).

“Restricted Shares” means any Common Share subject to restrictions pursuant to the terms of a Company Equity Plan that is outstanding as of immediately prior to the Effective Time.

“Sanctioned Country” means, at any time, a country or territory that is the subject or target of any Sanctions.

“Sanctioned Person” means any Person (a) listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce, the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union or any European Union member state, (b) operating, organized or resident in a Sanctioned Country with which or whom dealing is prohibited by any party to this Agreement, or (c) that is fifty percent (50%) or greater owned by any one more Persons described in clause (a).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce or the U.S. Department of State, or (b) the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union or any European Union member state.

“Section 280G” means Section 280G of the Code and the regulations promulgated thereunder.

“Section 280G Approval” has the meaning set forth in Section 4.9(d)(ii).

“Section 280G Waiver” means, with respect to any individual, a written Contract waiving such individual’s right to receive any “parachute payments” (within the meaning of Section 280G) and to accept in substitution therefor the right to receive such payments only if approved by the Company Stockholders in a manner that complies with Section 280G(b)(5)(B) of the Code.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Securityholder Representative” has the meaning set forth in the recitals to this Agreement.

“Seller Group” has the meaning set forth in Section 8.15(a).

“Seller Privileged Communications” has the meaning set forth in Section 8.15(a).

“Seller Released Parties” has the meaning set forth in Section 8.17.

“Seller Releasing Parties” has the meaning set forth in Section 8.17.

“Series A Preferred Share” means a share of capital stock of the Company designated as “Series A Preferred Stock”, par value $0.001 per share.

“Series A-1 Preferred Share” means a share of capital stock of the Company designated as “Series A-1 Preferred Stock”, par value $0.001 per share.

“Series B Preferred Share” means a share of capital stock of the Company designated as “Series B Preferred Stock”, par value $0.001 per share.

“Significant Company Customers” has the meaning set forth in Section 2.15.

“Significant Company Suppliers” has the meaning set forth in Section 2.16.

“Subsidiary” means, with respect to any Person, (i) a partnership of which such Person or any Subsidiary or such Person is a general partner, (ii) any other entity of which such Person holds a majority of the securities or other interests having voting power with respect to election of the board of directors, managers or others performing similar functions with respect to such entity or (iii) any other entity directly or indirectly owned or controlled by such Person, any Subsidiary of such Person or any combination of such Person and one or more Subsidiaries.

“Surviving Company” has the meaning set forth in Section 1.1.

“Target Working Capital Amount” means negative five million dollars (-$5,000,000).

“Tax” or “Taxes” means any and all federal, state, local, foreign and other taxes, including all income, profits, gross receipts, excise, real or personal property, sales, ad valorem, withholding, social security, employment, unemployment, minimum, alternative, estimated, severance, stamp, occupation, workers’ compensation, environmental, windfall profits, use, service, net worth, payroll, franchise, wealth, license, production, inventory, transfer or other tax, duty, levy, tariff, impost, toll, custom, assessment or charge, of any kind whatsoever, imposed by any taxing authority, together with any interest, penalties, fees, fines, or additions to tax relating thereto.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement, and any schedule, attachment or amendment thereto, filed or required to be filed with any taxing authority in connection with the determination, assessment, collection, payment, refund or credit of any Tax.

“Transaction Documents” has the meaning set forth in Section 3.2.

“Transaction Tax Benefit Amount” means twenty million dollars ($20,000,000).

“Transfer Taxes” has the meaning set forth in Section 4.14(a).

“Treasury Regulations” means the regulations promulgated under the Code.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988.

“Warrantholder” means each holder of unexercised Warrants as of immediately prior to the Effective Time.

“Warrants” means the unexercised portion of each warrant to purchase Series A Preferred Shares, Series A-1 Preferred Shares or Common Shares, as the case may be, that is issued and outstanding immediately prior to the Effective Time.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by themselves or their duly authorized respective officers, all as of the date first written above.

PARENT GUARANTOR:
(solely with respect to Section 4.12 (solely with respect to the Equity Financing) and Section 8.19)
Catalent, Inc.

By:	/s/ John Chiminski
Name: John Chiminski
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

BUYER:

Catalent Pharma Solutions, Inc.

By:	/s/ Wetteny Joseph
Name: Wetteny Joseph
Title: Senior Vice President & Chief Financial Officer

[Signature Page to Merger Agreement]

MERGER SUB:

Catalent Holdco I Inc.

By:	/s/ Steven L. Fasman
Name: Steven L. Fasman
Title: Senior Vice President & General Counsel

[Signature Page to Merger Agreement]

COMPANY:

Paragon Bioservices, Inc.

By:	/s/ Peter Buzy
Name: Peter Buzy
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

THE SECURITYHOLDER REPRESENTATIVE:
(solely in its capacity as the Securityholder Representative)

PEARL SHAREHOLDER REPRESENTATIVE, LLC

By:	/s/ Kapila Ratnam
Name: Kapila Ratnam
Title: Authorized Person

[Signature Page to Merger Agreement]